Filed with the Securities and Exchange Commission on January 3, 2005

Registration No. 333-128523

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

House of Taylor Jewelry, Inc.

(Name of small business issuer in its charter)

Nevada (State or jurisdiction of incorporation or organization)	5094 (Primary standard industrial classification code number)	33-0805583 (IRS employer identification no.)

9200 Sunset Boulevard, Suite 425

West Hollywood, California 90069

(310) 860-2660

(Address and telephone number of principal executive offices)

Jack Abramov, President

9200 Sunset Boulevard, Suite 425

West Hollywood, California

(310) 860-2660

(310) 860-2661 (Fax)

(Name, address and telephone number of agent for service)

With copies to:

Aaron A. Grunfeld, Esq. Resch Polster Alpert & Berger LLP 10390 Santa Monica Boulevard, Fourth Floor Los Angeles, California 90025 (310) 277-8300 (310) 552-3209 (Fax)

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common stock, $0.0001 par value	1,773,980 shares	$ 5.85	$10,377,783	$ 1,221.47
Common stock, $0.0001 par value, underlying $7.00 warrants (1)	1,676,378 shares	$ 5.85	9,806,811	1,154.26
Common stock, $0.0001 par value, underlying $3.50 warrants (1)	125,000 shares	$5.85	731,250	86.07
Total			$20,915,844	$2,461.80

______________

(1)

  Pursuant to Rule 416, this registration statement also covers such indeterminate number of shares of common stock as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

  Estimated in accordance with Rule 457(c) under the Securities Act of 1933, solely for the purpose of calculating the registration fee on the basis of $5.85 per share, which was the average of the high and low prices of the Registrant’s common stock quoted on the Nasdaq Bulletin Board on September 22, 2005.

(3)

  Each warrant may be exercised at the holder’s option into one share of common stock upon payment of exercise price. The registrant is registering hereby the common stock issuable upon exercise of 1,801,378 warrants (inclusive of 152,398 shares underlying warrants issued to a placement agent and its designees).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated January 3, 2005

3,575,358 shares

Common Stock

This prospectus covers an aggregate of 3,575,358 shares of common stock, or interests therein, that may be disposed of from time to time by the selling stockholders listed under “Selling Stockholders” on page 36. 1,801,378 shares of the common stock covered hereby are issuable upon the exercise of warrants held by the selling stockholders. We will not receive any proceeds from the resale of any common stock by the selling stockholders. We will receive gross proceeds of $12,172,146 if all of the warrants are exercised for cash by the selling stockholders.

Our common stock trades on the over-the-counter Bulletin Board, under the symbol “HJWL.” On December 29, 2005, the last reported sale price for our common stock was $7.10.  There is no public market for the warrants.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of common stock covered hereby, or interests therein, on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

__________________________

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_____________, 2006

TABLE OF CONTENTS

Page

Prospectus Summary

1

The Offering

2

Summary Financial Information

3

Risk Factors

4

Special Note Regarding Forward-Looking Statements

12

Use of Proceeds

12

Market For Our Common Stock and Related Stockholders’ Matters

13

Selected Historical Financial Data

14

Management’s Discussion and Analysis or Plan of Operation

15

Business

22

Management

29

Stock Ownership of Management and Principal Stockholders

34

Certain Relationships and Related Transactions

35

Selling Security Holders

38

Plan of Distribution

44

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

51

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

51

Legal Matters

52

Experts

52

Where You Can Find More Information

52

Index to Consolidated Financial Statements

53

Report of Independent Registered Public Accounting Firm

F-1

Consolidated Balance Sheets

F-2

Consolidated Statements of Operations

F-3

Consolidated Statements of Stockholders’ Equity

F-4

Consolidated Statements of Cash Flows

F-5

Notes To Consolidated Financial Statements

F-6

 You may rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You  should  not  assume  that  the  information  provided  by  this prospectus  is  accurate  as of any date other than the date on the front  cover page of this prospectus.

Prospectus Summary

This summary highlights key aspects of the information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the financial statements and the notes to the financial statements included elsewhere in this prospectus. Unless otherwise indicated, the information contained in this prospectus assumes that no warrants are exercised.

General

We are a Los Angeles-based international jewelry company. We serve fine jewelry retailers worldwide with diverse jewelry creations marketed under the prestigious House of Taylor Jewelry brand. We are implementing a business model that involves manufacturing and marketing our own fine jewelry products under our Elizabeth®,  ET®, House of Taylor Jewelry®, Kathy Ireland Jewelry® and Mirabelle® brands, while leveraging the manufacturing resources, distribution and marketing infrastructures of some of the leading fine and fashion jewelry manufacturers in the world. We also have our Kathy Ireland specialty brands that include J du J and The Quilts of Gees Bend. Our principal shareholders include Dame Elizabeth Taylor, Kathy Ireland and members of the Abramov family.

We have an exclusive license with Interplanet Productions Ltd, the marketing entity through which Dame Elizabeth Taylor brings her jewelry line of branded products to the marketplace. This license provides us with the exclusive use of the House of Taylor Jewelry name and, subject to Interplanet’s approval, a broad, exclusive license to manufacture, market and enter into sublicense agreements for the manufacture and marketing of all categories of jewelry, including diamonds, colored stones, pearls, semiprecious stones, watches, costume jewelry and bridal adornment. We also have an exclusive license with Sandbox Jewelry, LLC, a subsidiary of Kathy Ireland Worldwide, that allows us to design, promote and sell jewelry under Kathy Ireland® brands. By adding this license we combine branding and creative resources in fine jewelry design and direct source partnering to serve jewelry retailers with an array of unique and attractive creations marketed under the House of Taylor® Jewelry and Kathy Ireland® brands. Our license with Sandbox is limited principally to North America and does not cover watches or costume jewelry.

We will target our Elizabeth®,  ET®, and House of Taylor ®, brands to upper tier retail channels. Elizabeth® , ET, and House of Taylor®  jewelry lines will feature price points currently expected to range from about $3,000 to over $1 million. We intend to sell our principal Kathy Ireland Collection jewelry lines primarily through independent jewelry stores and jewelry store chains, and our Kathy Ireland specialty brands through jewelry store chains and department store retail channels. Kathy Ireland Collection jewelry lines will feature price points ranging from about $200 to $3,000. We are currently engaged in designing or acquiring designs on more than 200 new products that will comprise the Elizabeth, ET, House of Taylor, and Kathy Ireland Collections upon their anticipated formal retail launch in or about Spring 2006. Ms. Ireland leads the design direction for her own collections and serves as an “Ambassador for House of Taylor Jewelry” under the direction of Dame Elizabeth Taylor.

The Offering

Shares outstanding prior to this offering	38,285,289
Shares covered hereby	3,575,358
Shares outstanding assuming all shares covered hereby are sold	41,860,647(1)
Use of proceeds

We will not receive any proceeds from the resale of any common stock by the selling stockholders.  We will receive gross proceeds of $12,172,146 if all of the warrants are exercised for cash by the selling stockholders.

Risk factors	Please read “Risk Factors” for a discussion of factors you should consider before investing in our common stock. See “Risk Factors.”
Over the Counter Bulletin Board trading symbol	“HJWL”

(1)

Includes (i) 1,676,378 shares of common stock that may be issued on exercise of warrants at a strike price of $7.00 per share and (ii) 125,000 shares of common stock that may be issued on exercise of warrants at a strike price of $3.50 per share but excludes shares of common stock that may be issued on exercise of

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other warrants to purchase 1,830,000 shares of common stock for $1.00 per share, and

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stock options to purchase 30,000 shares of common stock for $0.15 per share.

Our executive offices are located at 9200 West Sunset Boulevard, West Hollywood, California 90069. Our telephone number is (310) 860-2660. Our website address is www.hotj.com. Information contained on our website does not constitute a part of this prospectus.

Summary Financial Information

The following tables present our selected historical financial data derived from our audited and unaudited financial statements. The summary financial information set forth below should be read in conjunction with our financial statements and the notes to those statements appearing elsewhere in this prospectus.

Statement of Operations Information:
	Nine months ended September 30,		Year ended December 31,
	2005	2004	2004	2003
	(unaudited)
Net sales	$3,157,041	$4,982,343	$6,417,421	$8,449,272
Cost of goods sold	2,140,679	3,338,613	4,244,390	5,737,345
Gross profit	1,016,362	1,643,730	2,173,031	2,711,927
Expenses:
Selling, shipping and general and administrative	3,463,439	1,189,153	1,543,443	2,183,528
Income from operations	(2,447,077)	454,577	629,588	528,399
Other income (expense):
Discount received on settlement of payable to vendor	981,980	-	-	-
Interest income	17,000	-	-	-
Interest expense	(127,561)	(168,002)	(216,247)	(136,565)
	871,419	(168,002)	216,247	136,565
Income (loss) before income taxes	(1,575,658)	286,575	413,341	391,834
State income taxes	-	5,000	6,000	7,000
Historical net income (loss)	(1,575,658)	281,575	407,341	384,834
Pro forma adjustment - additional income taxes as if Company was taxed as a C Corporation - (unaudited)	-	113,000	115,000	108,000
Pro forma net income (loss) - (unaudited)	($1,575,658)	$168,575	$292,341	$276,834
Pro forma net income (loss) per share:
basic and diluted	($0.04)	$0.01	$0.01	$0.01
Weighted average shares outstanding:
basic and diluted	37,007,798	30,000,000	30,000,000	30,000,000

Balance Sheet Information:		September 30, 2005
		(unaudited)
Total assets		$8,717,094
Total liabilities		$3,149,598
Working capital		$6,118,004
Common stock		$ 3,828
Total stockholders’ equity		$5,567,496

Risk Factors

Investment in our common stock involves significant risk. You should carefully consider the risks we describe below before deciding to invest. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus, including our consolidated financial statements and the accompanying notes. The risks described below are not the only ones facing us. We have described the risks we consider to be material. There may be additional risks that we view as not material or of which we are not presently aware. If any of the events described below were to occur, our business, prospects, financial condition, results of operations or cash flow could be materially adversely affected. When we say below that something could or will have a material adverse effect on us, we mean that it could or will have one or more of these effects. This discussion contains forward-looking statements.

Risks relating to the company

 We have licensed our Elizabeth Taylor brands from Interplanet Productions, Ltd. and our Kathy Ireland brands from Sandbox Jewelry, LLC, a subsidiary of Kathy Ireland Worldwide, and the impairment or loss of either of these licenses will adversely impact our operations and sales.

We are dependent on our licenses for implementation of our branded business model. A termination of either license would materially damage our goodwill with suppliers, retailers and consumers. If our license with Interplanet terminates we will be obligated to change the name of our business and will no longer be able to sell jewelry under the House of Taylor Jewelry brands and designs. The license with Interplanet may be terminated immediately if Jack Abramov and Monty Abramov are no longer associated with our business, if the license with Sandbox is terminated, if we effect a merger or sale of our company as well as under certain other circumstances. The license with Sandbox may be terminated upon a material breach of that license, including for failure to meet certain sales goals and failure to make royalty payments.

Our license may terminate if we do not pay to Interplanet established minimum annual royalties that increase over the seven-year term of the agreement.

Over the course of the initial seven-year term of the license, we are obligated to pay Interplanet minimum royalties that increase annually ranging  from $580,000 to almost $3,000,000. Interplanet has the right to terminate our license if annual royalties do not at least meet established minimum amounts. If our license is terminated we will be obligated to change our name to delete the reference to “House of Taylor” and to cease producing jewelry under our brand names and designs. If that were to occur we would experience severe disruptions in our operations that may cause our shareholders to lose all or substantially all of their investment in our common stock.

Our business plan is based on continually promoting our brands, and if the value of our brands were to diminish, our revenue, results of operations and prospects would be materially harmed.

Dame Elizabeth Taylor and Kathy Ireland, as well as their names, their images and the trademarks and other intellectual property rights relating to these, are integral to our marketing efforts and form the cores of our brand names. Our future success and the value of our brand names depend, to a large degree, on the reputations of Dame Elizabeth Taylor and Kathy Ireland. If the public image or reputation of Dame Elizabeth Taylor or Kathy Ireland is tarnished or otherwise diminished we may lose customers and incur substantial losses. The value of our brands may also diminish if for any reason, which may include death or disability, we are deprived of the services of, or ability to collaborate with, either of Dame Elizabeth Taylor and Kathy Ireland.

The value of our brands may also be diminished if we were unable adequately to protect our brand names and designs.

We are susceptible to others imitating our designs and jewelry products to give those items the same look and feel as our branded collections. We may not be able successfully to protect our intellectual property rights from infringement. In addition, the laws of many foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Imitation of our designs, including the look and feel of our products or other infringements of our intellectual property rights, could harm the value of our brands causing us added cost and lost or reduced revenue.

The execution of our business model depends on our ability to retain key executives and our license with Interplanet will terminate if we lose their services.

Our success depends on the efforts and abilities of senior management, Jack Abramov, President and Chief Executive Officer and Monty Abramov, Executive Vice President, Chief Design Officer. Each of these officers has entered into an employment agreement with us for a term that ends in May 2012.  Our ability to implement our business plan successfully would be jeopardized if either of Jack Abramov or Monty Abramov becomes incapable of fulfilling his obligations to us and a capable successor is not found.  Moreover, Interplanet Productions Ltd, the licensor of the House of Taylor Jewelry name and other licensed marks that are vital to our business, has the right to terminate the license immediately if Jack Abramov and Monty Abramov are no longer associated with our business.  We can give no assurance that qualified individuals will be available to replace existing management should replacement become necessary, or that capable entrepreneurial personnel can be attracted to manage our operations.  We believe that our future success will also depend significantly upon our ability to attract, motivate, and retain additional highly skilled managerial, technical and design, as well as experienced sales personnel. Competition for experienced and talented personnel is intense. We can give no assurance that we will be successful in attracting, assimilating, and retaining the personnel we require to grow and sustain our operations.

Our limited operating history has not yet generated positive cash flow from our current business model that focuses on promoting and marketing our branded jewelry lines.

Although our subsidiary, Tech Line, has been engaged in designing and marketing jewelry since about November 2001, we have been operating under the current business model of designing, manufacturing, distributing and promoting our branded jewelry lines under House of Taylor Jewelry labels since about May 2005. This short time frame provides a limited period for investors to evaluate our new business model. Because of this lack of operating history in connection with our new business model and the uncertain nature of the rapidly changing markets that we serve, we believe the prediction of future results of operation is difficult. Our prospects must be evaluated with a view to risks encountered by a company in an early stage of development.  While we are optimistic about our prospects and believe in the strengths of our

Elizabeth Taylor and Kathy Ireland brands, we can provide no assurance that we will be profitable, have a positive cash flow or otherwise be successful.

We require substantial investment to launch and promote our branded jewelry lines and if we fail to raise capital to support and fund our expanding operations we may be unable to grow our business and generate positive cash flow.

We are in effect a new company that has no prior history in launching a branded business model within the jewelry industry. We may require additional capital in order to launch our new branded jewelry lines and continue to support and increase our sales and marketing efforts and fund our growth.  In addition, we may be required to spend greater-than-anticipated funds if unforeseen difficulties arise in the course of these or other aspects of our business.  As a consequence, we will be required to raise additional capital through public or private equity or debt financings, collaborative relationships, bank facilities or other lines of credit arrangements.  We cannot assure you that such additional capital will be available on terms acceptable to us, if at all.  Additional equity financing will be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants that could limit our operations and increased interest costs.  Our inability to obtain sufficient financing may

•

cause us to lose the ability to obtain favorable source pricing and purchase terms for our  goods,

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reduce our ability to provide favorable pricing and terms to our customers, and

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require us to delay, scale back or eliminate some or all of our expansion programs and our marketing and promotional activities.

If we are unable to handle warehousing and sales fulfillments our customer relationships will be damaged and we will lose revenue.

Substantially all of our warehousing, inspection, shipping, billing, collections and customer service for our bridal jewelry categories, including sales, were conducted on our behalf through October 2005, for the sales season ending in the current quarter by a Los Angeles, California based manufacturer and wholesaler of bridal, fashion and other jewelry.  Since November 2005, we have handled our fulfillments in house. If we are unable to handle fulfillments in a secure, efficient and timely manner we may experience customer dissatisfaction, order cancellations and merchandise returns.

Our inability to manage growth could cause disruptions to our business and generate dissatisfaction among our retailers.

To manage our anticipated growth, we must oversee transaction processing methods, implement operations and financial systems, improve procedures and controls, hire qualified persons and train and manage our employees. We must also look to support and be responsible to an expanding number of retailers who carry one or more of our branded collections. We may not be able to implement these items in an effective and timely manner, or at all.  An inability to manage these challenges of growth could disrupt or harm our supplier and retailer relationships, cause cost increases and generate losses.  We can provide no assurance that we will achieve planned expansion goals, manage growth effectively, increase sales or revenues, or ever operate profitably.

Concentration of share ownership among our existing executive officers, directors and principal stockholders may prevent others from influencing corporate decisions.

Our executive officers, directors and principal stockholders, as a group, beneficially own approximately 31,000,000 of our shares, or about 81% of our currently outstanding common stock. As a result, these stockholders, acting together, will have the ability to exert control over substantially all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of ownership could be disadvantageous to other stockholders with interests different from those of our officers, directors and principal stockholders.

If our brands, designs and collections are not accepted by our customers, we will not capture market share.

Our principal Elizabeth Taylor and Kathy Ireland lines and collections have not yet been fully launched and are thus unproven. As a result of our limited operating history, our ability to execute our business strategy is materially uncertain and our operations and prospects are subject to all risks inherent in a developing business enterprise. Our limited operating history also makes it difficult to evaluate our long-term commercial viability. Our ability to execute our business strategy must be evaluated in light of the problems, expenses and difficulties frequently encountered by new businesses in general and by jewelry businesses specifically.

While management believes that our Elizabeth Taylor and Kathy Ireland brands will have immediate national and international name recognition and generate substantial goodwill, the success of our business will depend, in significant part, on the market’s acceptance of our new brands and the jewelry lines designed for those brands.  We can provide no assurance that these new brands will be successfully received in the marketplace. If the growth and demand for and acceptance and purchase of our brands do not occur or if our brand development and market acceptance occur at a rate that is less rapid than we have anticipated, our business, financial condition and results of operations will be materially and adversely affected.

If retailers of our products do not accept or if they cease to sell our products or fail to purchase our products at anticipated levels, we may lose or not be able to increase revenues resulting in further reported losses.

Our business model provides for the sale of our branded jewelry lines to retail stores and chains meeting sales standards and other requirements that we establish.  Our results of operations will depend to a significant extent upon the commercial success of the retail jewelry select to carry and market our jewelry lines.  If these retail jewelry stores fail to purchase our branded jewelry lines at anticipated levels or if our relationships with these customers are impaired, we may experience no revenue growth and continued losses.

Our operating results may fluctuate significantly.

We expect to experience substantial variations in our net sales and operating results from quarter to quarter.  We believe that the factors which influence variable quarterly results include

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the timing of our introduction of new Elizabeth Taylor and Kathy Ireland product lines,

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the level of consumer acceptance of each new branded product line, general economic and industry conditions that affect consumer spending and retail purchasing on discretionary matters such as jewelry,

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the seasonality of the markets in which we participate,

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the timing of trade shows,

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product mix of customer orders,

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timing of the placement or the cancellation of customer orders,

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returns of consignment merchandise in excess of planned levels,

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the success and efficiency of our handling fulfillment, including packaging, shipping, invoicing and collecting on merchandise sold, and

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the actions of competitors.

As a result of these actual and anticipated fluctuations in our revenue and operating expenses, we believe that period-to-period comparisons of our results of operations are not and will not be a reliable indication of our future performance.

Increases in the price of raw materials or their reduced availability could increase our cost of sales and decrease our profitability if we are unable to pass these added costs to our customers.

Our principal raw materials and work in process include diamonds, other precious and semiprecious gem stones, gold, silver, pearls and other high fashion items comprising our jewelry products. The price and availability of any of these items may fluctuate significantly, depending on a variety of factors including supply conditions, government regulation, economic climate and other unpredictable factors. Any price increases in the materials underlying our jewelry lines could increase our cost of sales and decrease our profitability unless we are able to pass higher prices on to our customers.  Moreover, any decrease in the availability of these goods could impair our ability to meet our customer delivery requirements in a timely manner.

The success of our business depends upon our ability to offer innovative, well priced and style sensitive branded products.

The jewelry industry across all price points is characterized by changing or evolving consumer preferences.  As a result, our success will depend on our ability to source, design, develop, market and deliver attractive products at a reliable pace that is competitive with other manufacturers in our several segments and price points. We must continue to create and present jewelry products and lines that appeal to multiple consumer segments across a range of consumer accepted price points. If we are unable to develop on a regular basis attractively designed branded products and updated core jewelry lines we could:

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limit our ability to differentiate, segment and price our products;

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adversely affect retail and consumer acceptance of our jewelry lines within the sales categories that we serve; and

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limit sales potential.

The increasing importance of branded design innovation and stylings in the jewelry business requires us to strengthen our internal sensitivity to style trends and to rely on successful relationships with third parties, such as suppliers of pearls, diamonds, colored precious and semi-precious gem stones and bridal fashion jewelry.

Our dependence on outside manufacturers and suppliers may reduce our ability to control the creation and supply of our products, which could harm our sales, reputation and overall profitability.

We depend on outside manufacturers, suppliers and vendors to help us design, secure, finance, supply and ship our goods in an environment characterized by continuing cost pressure and increasing demands for branded product and marketing innovation.  This dependence could subject us to difficulty in obtaining or making timely delivery of branded products of acceptable quality and style.  This dependence could result in our failure to meet delivery requirements of our customers.  Failure to make timely deliveries may cause our customers to cancel orders, refuse to accept deliveries, reduce future orders, any of which could harm our sales, reputation and overall profitability.  To the extent we are not able to secure or maintain relationships with independent suppliers or contractors that are able to fulfill our requirements, our business will be harmed.

We may experience sales resistance and revenue declines, particularly for our couture categories, in down turning  general economic cycles.

The jewelry industry is a cyclical one that is heavily dependent upon the overall level of consumer spending.  Purchases of jewelry and related fashion goods tend to be highly correlated with economic cycles and the disposable income of our consumers.  Our customers may anticipate and respond to adverse changes in economic conditions and uncertainties by reducing inventory and canceling orders.  As a result, any substantial deterioration in general economic conditions, increases in interest rates, acts of war, terrorist or political events that diminish consumer spending and confidence in any of the geographical areas in which we compete could reduce our sales and adversely affect our business and financial conditions.

Our business is highly competitive and depends on consumer spending patterns.

The jewelry industry is highly competitive and fragmented. We face a variety of competitive challenges that include:

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anticipating and quickly responding to changing consumer demands;

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developing high style, high quality branded jewelry products, including rings, necklaces, earrings, bracelets and other high quality products in sizes, colors and types that appeal to consumers of varying age groups, disposable income and tastes;

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competitively pricing our lines of jewelry products and achieving customer perception of value for our brands; and

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providing strong and effective marketing support and incentives to our retail jeweler customers.

 Our inability to meet these competitive challenges may harm our customer relationships, negatively impact consumer confidence in our brands and result in our having undesirable inventory that cannot be sold at a profit.

If our products infringe upon the intellectual property rights of others we may incur significant litigation costs and damages that could harm our reputation and cause us losses.

From time to time, we may receive notices that claim we have infringed upon, misappropriated or misused other parties’ proprietary rights and such claims could result in litigation.  Such litigation, whether as a plaintiff or a defendant, may harm our reputation, cost us money, divert management attention and prevent us from offering some of our products.    Any claims or litigation in this area, whether we ultimately prevail or not, could be time-consuming and costly, injure our reputation or require us to enter into royalty or licensing arrangements.  We may not be able to enter into these royalty or licensing arrangements on commercially reasonable terms, if at all.

Risks relating to our common stock

Our stock price may be volatile, and you may not be able to resell your shares at or above the price you paid.

There has only been a limited public market for our securities and we can provide no assurance that an active trading market in our securities will develop or be maintained.  Quotes for securities quoted on the Nasdaq Bulletin Board often are not listed in the financial sections of newspapers as are those for other Nasdaq markets and the national securities exchanges. In addition, the overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. We expect that the trading price of our common stock may be subject to significant fluctuations for reasons that may include, but are not limited to:

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quarterly variations in operating results and achievement of key business metrics;

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changes in earnings estimates by securities analysts, if any;

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any differences between reported results and securities analysts’ published or unpublished expectations;

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announcements of new contracts or service offerings by us or our competitors;

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market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors;

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demand for our services and products;

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shares being sold pursuant to Rule 144 or upon exercise of warrants;

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stock market price and volume fluctuations attributable to inconsistent trading volume levels;

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future sales of equity or debt securities, including sales which dilute existing investors; and

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general economic or stock market conditions unrelated to our operating performance.

These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

Shares eligible for future sale under this prospectus and under Rule 144 may adversely affect the market for our securities.

In May 2005 we completed a private placement of securities consisting of 250,000 shares of common stock and warrants covering 125,000 shares of common stock, allowing the holders thereof to exercise each warrant at a strike price of $3.50 per share. Effective August 12, 2005, we completed a private placement of 1,523,980 shares and warrants covering an additional 1,523,980 shares of our common stock, at a strike price of $7.00 per share. We agreed to file a registration statement covering the securities we issued in these private securities placements. From time to time, certain of our stockholders who hold restricted securities may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who owns restricted securities and who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or, or if our securities are listed for trading on a national exchange, the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of restricted securities, without any limitation, by stockholders who are non-affiliates and who have held the securities for at least two-years. Any substantial sales by holders of our common stock pursuant to this prospectus or pursuant to Rule 144 may have a depressive effect on the market price of our securities.

Special Note Regarding Forward-Looking Statements

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” and elsewhere in this prospectus.

Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Use of Proceeds

We will not receive any proceeds from the resale of any common stock by the selling stockholders.  We will receive gross proceeds of $12,172,146 if all of the warrants are exercised for cash by the selling stockholders.  We intend to use cash proceeds from exercises of warrants for working capital and other general corporate purposes.

Dividend Policy

We currently intend to retain future earnings to finance the operation, development and expansion of our business. We do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant.

Market For Our Common Stock and Related Stockholders’ Matters

Since May 20, 2005, our common stock has been quoted on the Nasdaq Bulletin Board under the symbol “HJWL.” From April 22, 2005 to May 20, 2005, our common stock was quoted on the Nasdaq Bulletin Board under the symbol “NUCL,” and under the symbol “NUSL” prior to April 22, 2005.  As of December 30, 2005, we had approximately 461 stockholders of record, excluding beneficial owners whose shares are held by banks, brokers and other nominees.

The following table sets forth the quarterly high and low bids for our common stock as reported by the Nasdaq Bulletin Board for the past two calendar years and for the nine months ended September 30, 2005 and gives effect to our 1 for 1,000 reverse stock split in April 2005. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions:

Nine Months ending September 30, 2005:
Quarter	High	Low
03/31/05	$10.00	$ 2.00
06/30/05	$10.00	$ 0.15
09/30/05	$ 6.50	$ 5.50
Year ending December 31, 2004:

Quarter	High	Low
03/31/04	$ 30.00	$ 1.00
06/30/04	$ 25.00	$ 2.00
09/30/04	$ 7.00	$ 1.00
12/31/04	$ 10.00	$ 2.00

Year ending December 31, 2003:

Quarter	High	Low
03/31/03	$ 5.00	$ 1.00
06/30/03	$ 5.00	$ 1.00
09/30/03	$ 7.00	$ 1.00
12/31/03	$ 9.00	$ 1.00

As of December 29, 2005, the closing price per share was $7.10.

Selected Historical Financial Data

The following tables present our selected historical financial data derived from our audited and unaudited financial statements. The summary financial information set forth below should be read in conjunction with our financial statements and the notes to those statements appearing elsewhere in this prospectus.

Statement of Operations Information:

	Nine months ended September 30,		Year ended December 31,
	2005	2004	2004	2003
	(unaudited)
Net sales	$3,157,041	$4,982,343	$6,417,421	$8,449,272
Cost of goods sold	2,140,679	3,338,613	4,244,390	5,737,345
Gross profit	1,016,362	1,643,730	2,173,031	2,711,927
Expenses:
Selling, shipping and general and administrative	3,463,439	1,189,153	1,543,443	2,183,528
Income from operations	(2,447,077)	454,577	629,588	528,399
Other income (expense):
Discount received on settlement of payable to vendor	981,980	-	-	-
Interest income	17,000	-	-	-
Interest expense	(127,561)	(168,002)	(216,247)	(136,565)
	871,419	(168,002)	216,247	136,565

Income (loss) before income taxes	(1,575,658)	286,575	413,341	391,834
State income taxes	-	5,000	6,000	7,000
Historical net income (loss)	(1,575,658)	281,575	407,341	384,834
Pro forma adjustment - additional income taxes as if Company was taxed as a C Corporation - (unaudited)	-	113,000	115,000	108,000
Pro forma net income (loss) - (unaudited)	($1,575,658)	$168,575	$292,341	$276,834
Pro forma net income (loss) per share:
basic and diluted	($0.04)	$0.01	$0.01	$0.01
Weighted average shares outstanding:
basic and diluted	37,007,798	30,000,000	30,000,000	30,000,000

Balance Sheet Information:
September
30, 2005
(unaudited)
Total assets	$ 8,717,094
Total liabilities	$ 3,149,598
Working capital	$ 6,118,004
Common stock	$ 3,828
Total stockholders’ equity	$ 5,567,496

Management’s Discussion and Analysis or Plan of Operation

This section contains forward-looking statements, including statements regarding the company’s prospects for continued operation and existence and statements regarding the company’s plans, objectives, expectations and intentions. Those forward-looking statements are based on management’s current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. Those risks, factors and uncertainties include, but are not limited to, our untested business model, our substantial reliance on our licenses from Interplanet and Sandbox, our substantial dependence on management and the possibility that we may be unable to manage growth. The cautionary statements made in this section should be read as being applied to all related forward-looking statements wherever they appear in this document.

 Management considers its success in developing new products, and channels to market them, under the Elizabeth Taylor and Kathy Ireland brands to be critical challenges. We are implementing a business model that involves having our products manufactured according to our designs and specifications and marketing fine jewelry products under our Elizabeth®,  ET®, House of Taylor Jewelry®, Kathy Ireland Jewelry® and Mirabelle® brands, while leveraging the manufacturing resources, distribution and marketing infrastructures of some of the leading fine and fashion jewelry manufacturers in the world. Our Kathy Ireland specialty brands include J du J and The Quilts of Gees Bend. We intend to sell our Kathy Ireland Collection jewelry lines primarily through independent jewelry stores, jewelry chains and department store retail channels which will feature price points ranging from about $200 to $3,000 We will target upper tier retail channels with our Elizabeth, ET, and House of Taylor jewelry lines which will feature price points currently expected to range from about $3,000 to over $1 million. Each of these branded lines will include products from various categories including diamond basics, colored stones, bridal, and pearls.  We are engaged in designing or acquiring designs on more than 200 new products that will comprise the Elizabeth, ET, House of Taylor and Kathy Ireland Collections upon their anticipated formal retail launch in or about Spring 2006.

We review our operations based on both our financial results and various non-financial measures. Among the key financial factors upon which management focuses in reviewing performance are gross profit margin, operating income or loss,  net cash provided by operating activities and growth in net sales. For the year ended December 31,  2004, we had a 34% gross profit margin.  We believe that our net sales and  gross margin percentage will increase as a result of our selling branded merchandise. We are however, dependent on outside manufacturers and suppliers to meet our anticipated increased demand and their failure to meet scheduled delivery dates and design quality could negatively impact our sales and overall profitability. We are currently expanding our supplier network in order to ensure our ability to meet customer needs.

Among the key non-financial measures of our success is customer feedback.   We believe that maintaining high overall customer satisfaction is critical to our ongoing efforts to promote our brands and to increase our net sales and net income.  We routinely contact our retailers and address any issues or concerns.

Our financial results, including our net sales, gross profit and operating income can and do vary significantly from quarter to quarter as a result of a number of factors, many of which are beyond our control. These factors include the seasonality of our net sales, general economic conditions, the costs to acquire diamonds and precious metals, the product mix of our customer orders, and the level of consumer acceptance of each new branded product line.

Plan of Operation

Results of operations for the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004

 During 2005 the Company expended much of its efforts in designing new products and developing marketing programs. In anticipation of the product launch at major national jewelry shows, the Company focused on the new products to be incorporated into the Elizabeth Taylor and Kathy Ireland lines rather than existing products. These activities were the primary reasons for the decrease in sales in the nine months of 2005 as compared to sales in the first nine months of 2004.  Net sales for the nine months ended September 30, 2005 totaled $3,157,041, a decrease of $1,825,302 from net sales of $4,982,343 for the nine months ended September 30, 2004.  Of that amount, approximately $1,101,000 was a result of a decrease in sales of our existing Techline products, which totaled approximately $1,258,000 and $2,359,000 for the nine months ended September 30, 2005 and 2004, respectively.

Our cost of goods sold consists of the cost of merchandise (principally finished products), freight and duty. The Company does not have significant warehouse costs.  Our inventory management, fulfillment and freight out and insurance costs are included in selling, shipping, general and administrative expense.  Our gross margin may not be comparable to others in our industry that include some or all of these costs in their costs of sales.

Gross profit declined from that of the same period in the prior year as a result of decreased sales. Gross profit as a percentage of sales was 32% for the nine months ended September 30, 2005, compared to 33% for the same period in 2004. The reduced gross profit percentage in the current period was the result of the Company selling products in the early part of 2005 from its previous product line at lower prices in order to reduce inventories of the non-branded generic product lines.

Selling, shipping and general and administrative expenses were $3,463,439 for the nine months ended September 30, 2005, compared to $1,189,153 for the nine months ended September 30, 2004, an increase of $2,274,286. There was an increase of approximately $185,000 in accounting fees  and approximately $303,00 in legal fees associated with the reorganization and merger, which took place in May 2005.  Trade show expenses increased approximately $340,000, advertising and marketing expense increased approximately $250,000 and payroll expense increased approximately $560,000 from the same period in the prior year

These costs were incurred in order to  introduce the new Elizabeth Taylor and Kathy Ireland lines and launch the new products.  We also incurred $48,000 of royalty expense in 2005.

Interest expense was $127,561 for the nine months ended September 30, 2005 compared to $168,002 for the same period last year. Interest expense relates principally to the line of credit, the imputed interest on an obligation to a vendor, which was due after three years from purchase, without interest, and in 2005, interest on related party notes.

Other income in the nine months ended September 30, 2005 amounted to $998,980 of which $981,980 was the result of the settlement, at a discount, of the obligation to the vendor discussed in the preceding paragraph.

The Company incurred a net loss of $1,575,658 for the nine months ended September 30, 2005 compared to historical net income of $281,575 for the nine months ended September 30, 2004. The significant decrease in operating results was due to reduced sales and increased expenses discussed in the preceding paragraphs.

Results of operations for the year ended December 31, 2004 as compared to the year ended December 31, 2003

Net sales for 2004 amounted to $6,417,421, a decrease of $2,031,851 from 2003 net sales of $8,449,272.

In 2004, the Company expanded the introduction of new branded products into its lines, which resulted in a decrease in sales of the old lines while the new line was growing. The new Mirabelle product lines added about $1,400,000 sales, with existing product sales decreasing approximately $3,432,000 resulting in the overall decrease.  There was also a decrease of approximately 35% in the number of salespeople during this transition period.

Gross profit percentage in 2004 was more than the prior year despite the decrease in net sales. As a percentage of net sales, gross profit increased to 34% in 2004 from 32% in 2003. The increased percentage was due to the new branded products having about 10% higher margins that the older lines.

Selling, shipping and general and administrative expenses amounted to $1,543,443 in 2004 and $2,183,528 in 2003, a reduction of $640,085 or 29%. This was principally the result of a decrease of approximately $225,000 in officers’ salaries due to the passing of an officer , a decrease of approximately $230,000 in commissions as a result of lower sales, and reduction in advertising, marketing and trade show costs of approximately $88,000.

Interest expense was $216,247 in 2004 and $136,565 in 2003. Interest expense relates principally to interest on the line of credit and the imputed interest on an obligation to a vendor which was due three years from purchase, without interest.

Liquidity and Capital Resources

For the nine months ended September 30, 2005, the Company used approximately  $2,614,000 in its operations. The principal components of the cash used in operations included the net loss of $1,575,658, an increase in inventory of approximately $414,000, and an increase in prepaid advertising and marketing expenses of $200,000. Accounts payable decreased by approximately $1,400,000, primarily due to the payment of approximately $1,100,000 to one vendor to settle an outstanding balance in excess of $2,000,000.  These decreases were offset by a reduction of accounts receivable of approximately $540,000 and an increase in accrued liabilities of $340,346, consisting primarily of marketing and professional fees.

For the year ended December 31, 2004, operations provided cash flow of $2,179,903. The principal factors contributing to the increase in cash from operations were: net income of $407,341, a decrease in accounts receivable of $1,004,228, a decrease in inventory of $94,268, and an increase in accounts payable of $658,496.  These were  offset by a decrease in accrued liabilities of $78,308.

Investing activities used $150,000 in the nine months ended September 30, 2005 for the purchase of intellectual property and used $144,802 in the year ended December 31, 2004 for equipment.

For the nine months ended September 30, 2005, financing activities provided $5,737,861. This included $5,671,996 from the sale of units (consisting of common stock and warrants) in a private placement in August 2005 and $730,000 from the issuance of common stock from the May 2005 merger.  This was offset by $765,485 of distributions to stockholders. Financing activities used $1,453,606 in the year ended December 31, 2004, principally reducing the balance of the line of credit and distributions to stockholders.

As of August 12, 2005 we completed a private placement of 1,523,980 units at a price of $4.25 per unit for total gross proceeds of $6,476,915. Each of the units consisted of one share of our common stock and one common stock purchase warrant that allows the holder thereof to purchase one share of our common stock, subject to anti-dilution provisions and other adjustments, at $7.00 per share.  We engaged Laidlaw & Co (UK) Ltd, as our exclusive placement agent to offer the units. We paid Laidlaw a fee equal to eight percent (8%) of the gross proceeds derived from the sale of the units, reimbursed Laidlaw for certain of its expenses, principally legal fees, and also issued to Laidlaw affiliates five year warrants to purchase up to 10% of the number of shares of common stock sold in the placement at an exercise price of $7.00 per share. Moreover, we agreed to register with the SEC the shares of common stock issuable upon exercise of these warrants. We also agreed to indemnify Laidlaw against various liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Laidlaw may be required to make in respect of any of those liabilities.

We further agreed to file a registration statement with the SEC on or before September 26, 2005 registering the shares and shares issuable upon exercise of  the warrants for resale. In the event that we fail to file the registration statement on or before that date or in the event that the registration statement is not declared effective on or before December 31, 2005, then we have agreed to pay investors in the placement liquidated damages in an amount equal to 1.5% of the amount invested for each 30 day period beyond September 26, 2005 until we file the registration statement or beyond December 31, 2005 until the SEC declares the registration statement to be effective.

In August 2005 our principal lending institution provided us with a $2,000,000 line of credit secured by a certificate of deposit.

Critical Accounting Policies and Use of Estimates

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States which requires management to make estimates and assumptions that affect the accounting for and recognition of assets, liabilities, stockholders’ equity, revenue and expenses. Estimates and assumptions are made because certain information is dependent on future events. The most significant estimates used in preparing the financial statements are those relating to the collectibility of receivables and the market value used in valuation of inventory. Actual results could differ from those estimates.

The Company has elected to adopt SFAS 123 (Accounting for Stock-Based Compensation), for disclosure purposes only and applies the provision of APB No.25. The Company did not recognize any compensation expense related to the issuance of stock options in 2005 (no options were outstanding in 2004), as the amounts are immaterial. Had compensation expense for all options granted to employees and directors been recognized in accordance with SFAS 123, the effect on the Company’s net loss would be immaterial.

Recent accounting pronouncements

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs, an amendment of ARB No. 43, Chapter 4”. The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company’s overall results of operations or financial position as the Company does not engage in these sorts of transactions

In December 2004, the FASB issued SFAS No.152, “Accounting for Real Estate Time-Sharing Transactions, an amendment of FASB Statements No. 66 and 67 (SFAS 152)”. The amendments made by Statement 152 amend FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005 with earlier application encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company’s overall results of operations or financial position as the Company does not engage in these sorts of transactions.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment”. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities filing as small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

In December 2004, the FASB issued two Staff Positions, FSP FAS 109-1 “Accounting for Income Taxes” to the tax deduction on Qualified Production Activities Provided by the American Job Creation Act of 2004” and FSP FAS 109-2 “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision with the American Jobs Creation Act of 2004.” Neither of these pronouncements had a significant effect as the Company does not participate in the related activities.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”) which replaces Accounting Principles Board Opinions No. 20 “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by the Company in the first quarter of 2006. The Company is currently evaluating the effect that the adoption of SFAS 154 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

In March 2005, the staff of the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”). The interpretations in SAB 107 expresses views of the staff regarding the interaction between SFAS 123 (R) and certain SEC rules and regulations and provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non GAAP financial measures, first-time adoption of SFAS 123 (R) in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123 (R), the modification of employees share options prior to adoption of SFAS 123 (R)  and disclosures in Management’s Discussion and Analysis subsequent to adoption of SFAS 123 (R).

Business

Background

We are the result of a merger between House of Taylor Jewelry, Inc., a California corporation, and a newly formed acquisition subsidiary of Nurescell Inc., a Nevada corporation with no active operations or material assets (the “HJWL Transaction”). We completed the HJWL Transaction effective May 20, 2005, at which time we changed Nurescell’s name to House of Taylor Jewelry, Inc. and we changed the name of our operating subsidiary to Global Jewelry Concepts, Inc.

 Our roots in the jewelry industry date to 1989 when Jack and Monty Abramov, second generation jewelry industry professionals, established RJM Manufacturers with their father and mother, Raphael and Rachel Abramov, to manufacture 18 karat and platinum fine jewelry featuring diamonds and precious gems. In 2001, the Abramov family formed Tech Line Jewelry to undertake the introduction of CAD (computer assisted design) in jewelry design, which materially advanced manufacturing and quality standards in jewelry fabrication. Computer assisted design is intended to facilitate rapid modeling that can display three dimensional jewelry models being considered by the design team, assure accurate and consistent designs that will be faithfully followed and reproduced in the manufacturing process, and can result in less waste during manufacturing, thereby also improving efficiency and reducing costs. In 2002, Tech Line introduced its “Mirabelle 18k” consumer brand to the marketplace with its “Original Diamond Handbag Collection” of detailed, handcrafted miniature purse pendants, designed with diamonds and French enamel. The Mirabelle boutique collections grew to include the fine jewelry gaming line “Players Club,” and the artistically floral “Flower Power” collections, as well as the “Victorian Collection,” and the “Black and White Collection.”

In May 2005, before completing the HJWL Transaction, House of Taylor Jewelry, Inc., a California corporation, completed the first major step toward our new branding model by entering into an exclusive licensing agreement with Interplanet Productions Ltd, the marketing entity through which Dame Elizabeth Taylor brings her jewelry line of branded products to the marketplace. The licensing agreement provides us with the exclusive use of the House of Taylor Jewelry name and, subject to Interplanet’s approval, a broad, exclusive license to manufacture, market and enter into sublicense agreements for the manufacture and marketing of all categories of jewelry, including diamonds, colored stones, pearls, semiprecious stones, watches, costume jewelry and bridal adornment. As an integral aspect of the licensing arrangement, Dame Elizabeth Taylor may collaborate in design directions and approve certain Elizabeth® and ET branded jewelry designs.

In May 2005, before completing the HJWL Transaction, House of Taylor Jewelry, Inc., a California corporation, also entered into an exclusive licensing agreement with Sandbox Jewelry, LLC, a subsidiary of Kathy Ireland Worldwide. By adding this license we combined branding and creative resources in fine jewelry design and direct source partnering to serve jewelry retailers with an array of unique creations marketed under the House of Taylor® Jewelry and Kathy Ireland® brands. Our license with Sandbox is limited principally to North America and does not cover watches or costume jewelry. Inspired by Ms. Ireland’s best selling Style Guides®, the diverse Kathy Ireland series serves, in our opinion, as an opening to mid-tier pricing for House of Taylor Jewelry. Ms. Ireland leads design direction for her own collections and serves as an “Ambassador for House of Taylor Jewelry” under the direction of Dame Elizabeth Taylor.

Business Model

 We will/ manufacture (or cause to be manufactured) and market our products under our Elizabeth, ET, House of Taylor, Kathy Ireland and Mirabelle brands of fine jewelry.  We will use  retail channels ranging from specialty couture jewelry retailers to large chain jewelry and department store retailers, as well as through our planned web site and other approaches to Internet sales. We intend to sell our Kathy Ireland Collection jewelry lines primarily through independent jewelry stores, jewelry chains and department store retail channels. Kathy Ireland Collection jewelry lines will feature price points ranging from about $200 to $3,000. We will target upper tier retail channels with our Elizabeth, ET, and House of Taylor jewelry lines. Elizabeth, ET and House of Taylor jewelry lines will feature price points currently expected to range from about $3,000 to over $1 million. These branded lines will include products from various categories including diamond basics, colored stones, bridal, pearls and fashion jewelry.  We are engaged in designing or acquiring designs on more than 200 new products that will comprise the Elizabeth, ET, House of Taylor and Kathy Ireland Collections upon their anticipated formal retail launch in or about Spring 2006.

Jewelers generally credit the bridal business with 30% to 50% of their revenue.  The December holidays are also a major factor in sales of watches and jewelry. Jewelry sales are highly seasonal, with 40% of revenue and the majority of profits often generated in the fourth quarter.  Jewelry sources report that almost 25% of the specialty retail purchases are made in December. We have noticed, however, a trend away from retailer over-dependence on December holiday sales. We attribute this trend to such factors as

•

various gift-giving occasions and opportunities such as birthdays, anniversaries, graduations and other events,

•

year-round spending, and

•

the growth of purchases of jewelry by women for themselves.

Nevertheless, jewelry sales continue to be cyclical, related to the state of the economy and, to a lesser degree, the seasons.

Outsourcing

We manufacture none of our goods in house and generally have goods manufactured according to our designs, specifications and orders. Among the factors we consider in our outsourcing decisions are a manufacturer’s product quality, improvements in our gross margins, faithful adherence to our designs, access to or mastery of various jewelry-making skills and technology, as well as cost.

 In the past, substantially all of our products were manufactured for us by one company located in China. While we have a well-established relationship with that manufacturer, we believe that numerous other manufacturers have similar capabilities to produce the quality and volume of fine jewelry we plan to source directly over the next three years. We currently have six manufacturers producing goods for us. We are currently developing relationships with major fine jewelry manufacturers whose competencies are in specific categories of fine jewelry (such as pearls, large diamonds and quality, colored gem stones) and that have extensive, established international distribution networks.  Precious and semiprecious gems and precious metals used in making our jewelry may be purchased from a variety of sources.

 We mainly purchase cut diamonds from three key vendors. Were trade relations between us and one or more of these vendors to be disrupted, we believe that our sales would be adversely affected in the short term until alternative supply arrangements could be established. Diamonds of one karat or greater of the quality we demand are, on a relative basis, more difficult to acquire than smaller diamonds. Our currently established sources for smaller stones would be more easily replaced in the event of a disruption in supply than could sources for larger-sized stones.

Except as noted above, we believe that there are numerous alternative sources for gems and precious metals and that the loss of any single supplier would not have a material adverse effect on its operations.

Diamond Trading Corporation and Supply of Diamonds

The supply and price of rough (uncut and unpolished) diamonds in the principal world markets have been and continue to be significantly influenced by a single entity, the Diamond Trading Corporation (the “DTC”) of De Beers Centenary AG, a Swiss corporation. However, the role of the DTC is rapidly changing and that change has greatly affected, and likely will continue to affect, traditional channels of supply in the markets for rough and cut diamonds. The DTC continues to supply a significant portion of the world market for rough, gem-quality diamonds, notwithstanding that its historical ability to control worldwide production supplies has been significantly diminished due to changing politics in diamond-producing countries and revised contractual arrangements with independent mine operators. Also, the DTC may no longer maintain a reserve of diamonds as a mechanism to control available supplies. Nonetheless, the DTC continues to exert a significant influence on the demand for polished diamonds through advertising and marketing efforts throughout the world and through the requirements it imposes on those who purchase rough diamonds from the DTC (“sight-holders”).

We do not purchase rough diamonds. Two of our current suppliers are DTC sight-holders, and we estimate that a significant portion of the diamonds contained in our jewelry have had their source with the DTC. The DTC has recently increased the number of sight-holders and has announced that those who remain sight-holders will be expected to be involved in diamond advertising, promotional and branding initiatives or to supply diamonds to those who are. By these initiatives the DTC aims to drive consumer demand for diamond jewelry, to grow the diamond business and to match the growth rates enjoyed by other luxury goods sectors. The luxury goods sectors in our view have demonstrated that branded luxury goods can be a catalyst for growth.  We expect that these long-term strategies by the DTC will involve significant changes throughout the diamond distribution pipeline.

As a result of these DTC sponsored initiatives, we have observed multiple new marketing initiatives by various merchants in almost all major consumer markets. We believe that these new marketing initiatives will improve consumer awareness and may stimulate retail purchases. As a result, we believe these initiatives to be positive for our industry sales and growth.

The availability and price of diamonds to the DTC and to our suppliers may be, to some extent, dependent on the political situation in diamond-producing countries, the opening of new mines and the continuance of the prevailing supply and marketing arrangements for rough diamonds. As a consequence of changes in the sight-holder system and increased competition in the wholesale and retail diamond trade, substantial competition exists for rough diamonds, which have resulted in significant increases in diamond prices in during 2004 and 2005. Sustained interruption in the supply of rough diamonds, an over-abundance of supply or a substantial change in the marketing arrangements described above could adversely affect us,  and the wholesale and retail jewelry industries generally.

Changes in the marketing and advertising policies of the DTC and its direct purchasers could affect consumer demand for diamonds. Additionally, an affiliate of the DTC has formed a joint venture with an affiliate of a major luxury goods retailer for the purpose of retailing diamond jewelry. Because the DTC has encouraged its sight-holders to engage in diamond brand development, demand for diamonds may further increase and thereby affect the supply of diamonds in certain categories.

Within the last few years increasing attention has been focused on the issue of “conflict” diamonds. Conflict diamonds are extracted from war-torn geographic regions and sold by rebel forces to fund insurrection. Allegations have been made in the press that diamond trading is used as a source of funds to further terrorist activities. Industry associations and concerned participants in the diamond trade are seeking to exclude “conflict” diamonds, which reportedly represent a small fraction of the world’s supply, from legitimate trade through an international system of certification and legislative initiatives. We anticipate that these efforts will not substantially affect the supply of diamonds.

Finished jewelry

 We currently purchase finished jewelry from six manufacturers. While we believe that our relationships with these manufacturers are good, we anticipate that there are alternative sources for most jewelry items. However, due to the designs and craftsmanship involved in certain of our jewelry lines, if our relationship with these manufacturers is impaired, or if we encounter delays in scheduled deliveries, we might encounter difficulty in finding readily available and acceptable alternative supply sources in the short term.

About our licenses and licensors

Interplanet Productions, Ltd./Dame Elizabeth Taylor

 Interplanet granted us an exclusive worldwide license in May 2005 to distribute specified items of jewelry that include diamond, color, precious, semi-precious and pearl “Fashion Jewelry” consisting of earrings, rings, bracelets, necklaces, brooches, bangles and charms. We refer to these jewelry categories as “Licensed Products”.  Within the categories of Licensed Products Interplanet has also granted to us the rights to market the entire costume jewelry category of non-precious metals and stone simulants, under the Elizabeth, ET  and House of Taylor marks and related marks, as part of the House of Taylor jewelry collections. We may not advertise, market, promote, and display materials, nor may we use other artwork without prior written approval by Interplanet. Interplanet owns all right, title and interest in and to all jewelry designs that will be part of the Elizabeth Taylor Core and Basic Collections and has sole and exclusive ownership of all right, title, and interest in and to  licensed marks, names and designs and any registrations that have been issued or may be issued thereon. The initial license term ends on December 31, 2011 and is renewable for two additional seven-year terms under certain conditions.

Interplanet has the right to terminate the license immediately if Jack Abramov and Monty Abramov are no longer associated with our business, if the license with Sandbox terminates, if we effect a merger or sale of the company, if we fail to pay established minimum royalties, as well as under certain other events enumerated in the agreement occur.  In consideration of the license, we have agreed to pay Interplanet a royalty of up to 10% of net sales, depending on the type of jewelry sold.

Dame Elizabeth Taylor is an internationally acclaimed Hollywood luminary, having starred in more than fifty-five feature films. Dame Elizabeth Taylor has personally amassed one of the world’s foremost jewelry collections and she is, in our view, more associated with diamonds and fine jewelry than any other woman in the world. Her personal collection includes pieces of unparalleled historic stature such as the Krupp Diamond, the Taj Mahal Diamond (dating to 1627) and the La Peregrina Pearl that was discovered in Panama in the early 1500s and recently placed on display at the Smithsonian Institution in Washington, D.C. For nearly 20 years, she has been a leader in AIDS activism, including her founding role in the American Foundation for AIDS Research (AmFAR), and the establishment of The Elizabeth Taylor AIDS Foundation (ETAF). She has also been a successful businesswoman with a best-selling line of fragrances.

The recipient of numerous honors and awards, she was made a Dame of the British Empire in the year 2000. In 1987, France bestowed upon her that nation’s most prestigious award, the Legion d’Honneur, and in 2001, President Clinton recognized her with the Presidential Citizen’s Medal. She has won two Academy Awards for Best Actress, and in 1993 she received the Jean Hersholt Humanitarian Award from the Academy of Motion Pictures Arts and Sciences for her work on behalf of those suffering from AIDS and on behalf of AIDS research. She has also received the BAFTA Fellowship from the British Academy of Film and Television Arts, as well as the Lifetime Achievement Award from the American Film Institute.

Sandbox Jewelry, LLC/Kathy Ireland

In May 2005 Sandbox granted us an exclusive license to distribute jewelry, including gold, silver, diamond, pearl and semi-precious jewelry, under the Kathy Ireland mark and related marks as part of the House of Taylor Jewelry collection. The territory of the license is the United States, Puerto Rico, the U.S. Virgin Islands and Canada. The license has a seven-year term and is renewable for two additional seven-year terms under certain conditions.  In consideration of the license, we have agreed to pay Sandbox a royalty of up to 8% of net sales depending on the type of jewelry sold.  Sandbox may terminate the license for a material breach of the license agreement, including for failure to meet certain sales goals and failure to make royalty payments.

Kathy Ireland began her career as a supermodel, and approximately twelve years ago, became Chief Designer and Chief Executive Officer of Kathy Ireland Worldwide, Inc., a design and marketing company. The stated mission of Kathy Ireland Worldwide is “…finding solutions for families, especially busy moms.” By staying true to her mission, Ms. Ireland has developed, in our opinion, an impressive array of brand partners and products outside of the jewelry industry, including furniture, flooring, lighting, window treatments, permanent florals, and fashion. We believe that her dedication to expressing that mission statement in her offerings of quality products and services has earned her widely held respect and admiration in the business community. Fairchild Publications, the publisher of Women’s Wear Daily and HFN, named Ms. Ireland one of the fifty most influential people in the world of fashion, outranking Vera Wang, Tommy Hilfiger, and Giorgio Armani.

Kathy Ireland is also the recipient of The Outstanding Mother of the Year Award from the National Mother’s Day Committee, and she serves as National Ambassador for Youth and the PTA. She has been featured in INC Magazine as the nation’s leading female celebrity entrepreneur. Ms. Ireland has also been recognized as a “best friend to working mothers” by the Associated Press and The Times of London; and by Forbes for building “a design empire.”

Fulfillments Agreement

 On June 29, 2005, we entered into a Fulfillments Agreement with Baguette World, a Los Angeles based manufacturer and wholesaler of bridal, fashion and other jewelry. The services provided under the agreement commenced after June 30, 2005. The agreement provided for receiving, warehousing, inspecting, shipping, billing for our jewelry, as well as collecting invoices on our behalf and other related services. Baguette World was also entitled to receive a commission of 5% on products sold by its sales people. The agreement further provided that we be paid a distribution fee for products included in our jewelry lines that are manufactured and sold by the fulfillment house. During the quarter ended September 30, 2005 sales of  these products were billed and recorded as revenue by the Company and the amount due to the fulfillment house was recorded as cost of goods sold. Moreover, the fulfillment house was entitled to recover from us its actual incremental expenses incurred in providing fulfillment services after January 1, 2006 and was not entitled to recovery for services that it provided before that date. By its terms the agreement was to expire in June 2009, but we were permitted to terminate it on 90 days’ notice. Substantially all of our warehousing, inspection, shipping, billing, collections and customer service for our bridal jewelry categories, including sales, were conducted on our behalf through October 2005, for the winter 2005 sales season, by this fulfillment vendor.  We recently terminated this agreement on an amicable basis and we have, by mutual agreement since November 2005 handled these fulfillments services in house.

Competition

We encounter significant competition in all of our product lines from manufacturers, wholesalers and other third-party providers, some of which specialize in just one area in which we may be active. Many of our competitors have established worldwide, national or local reputations for style, design, brand recognition, quality, expertise and customer service similar to that of the Company. They compete and we will compete on the basis of those reputations. Other jewelers and retailers compete primarily through advertised price promotions. We expect to compete on the basis of reputation for quality products, brand recognition, customer service and distinctive value-priced merchandise. We currently do not intend to compete by engaging in price promotional advertising.

Competition for engagement jewelry sales is particularly fierce and becoming more so. The rise of the Internet and increased use of diamond condition reports issued by independent gemological associations have given rise to the mistaken impression among certain consumers that diamonds, engagement and bridal jewelry  are commodity items and that significant quality differences do not exist. Our prices for diamonds, engagement and bridal jewelry reflect the rarity of the stones as well as the cut, clarity and other quality factors of the jewelry that we endeavor to incorporate within our branded products. We expect to compete in our markets by emphasizing quality, attractive design and customer service.

We also face significant competition in the field of direct marketing. A growing number of direct sellers compete for access to the same mailing lists of known purchasers of luxury goods. We are in the process of establishing an Internet and direct marketing strategy but have not yet implemented it. We expect to have our Internet and direct marketing operations substantially launched before the end of the first calendar quarter of 2006, however, we can give no assurance that we will be successful in doing so. We expect that competition in this area will become more intense as the technology for direct marketing evolves and improves. We will seek, following launch and implementation, to maintain and improve our position in the Internet and direct marketing marketplaces by refining and expanding our merchandise selection, price points and services.

Seasonality

Our jewelry business is seasonal in nature, with the largest initial purchases of opening orders for manufacturers from retailers occurring at one or more of the major jewelry shows during the buying season that traditionally extends from about May through July of each year.  Retailers place their orders with manufacturers and request delivery from about June through November each year to prepare for the holiday season in the fourth calendar quarter.  Additional purchasing by retailers also occurs in January as retailers begin to replenish their inventory and prepare for Valentine and Mothers Day sales events.  The bridal category of engagement rings and wedding bands is not as seasonal as other categories of jewelry. We have found that this category continues to be a material part  of year round diamond revenue that is often critical for the typical jewelry store’s profitablity and that this category typically represents a proportionally greater percentage of a retailer’s annual sales and revenue than do other jewelry categories. Management expects this seasonality in our business to continue.

Properties; Employees

We currently maintain executive offices within approximately 4,300 square feet of office space at 9200 Sunset Boulevard, Suite 425, West Hollywood, California, which we have leased through March 2009. We currently pay a minimum annual rent of $123,000. That amount increases by three percent per year during the term of the lease. Members of the Abramov family have guaranteed our obligations under the lease. We expect this leased space to be adequate for our principal offices for the foreseeable future.

 At December 30, 2005 we had 10 full time employees and one part time employee, all of whom are located within our principal offices.

Litigation

We are not a party to any material legal proceedings and, to our knowledge, none is contemplated or threatened.

Management

Our directors and executive officers are:

Name	Age	Positions

Jack Abramov	40	Chairman of the Board, President, Chief Executive and a director
Monty Abramov	34	Executive Vice President, Chief Design Officer, Secretary and a director
Pauline Schneider	50	Chief Financial Officer
Peter Mainstain	57	Director, Chairman of the Audit Committee
Frank M. Devine	63	Director, Audit Committee member
Dr. Larry Chimerine	65	Director, Audit Committee member

Jack Abramov was appointed President and Chief Executive Officer in May 2005. Jack Abramov brings 17 years of experience in the fine jewelry business including manufacturing and diamond sourcing. Mr. Jack Abramov has served as Vice President of our wholly-owned subsidiary, Tech Line Jewelry Inc, since that company was founded in November 2001. Tech Line was founded by members of the Abramov family, including Raphael and Rachel Abramov, Jack Abramov and his brother, Monty Abramov, and was acquired by House of Taylor Jewelry, Inc. prior to the HJWL Transaction in May 2005. Jack Abramov began his career in 1988 after receiving a Bachelor of Science Degree in Marketing and Finance from California State University. He joined the family business, RJM Jewelry Manufacturers and Importers, and was mentored by his late father, Raphael who founded that company.

Monty Abramov has been our Executive Vice President, Chief Design Officer, and Secretary since May 2005 and brings more than 12 years of creative design direction experience to our operations. Mr. Monty Abramov began working with his brother Jack and late father Raphael in 1993.  He was a co-founder of Tech Line Jewelry Inc. and was instrumental in implementing and launching Tech Line’s Mirabelle designs including the “Original Diamond Handbag Collection,” “Players Club” and “Flower Power”. Before joining the family business in 1993, Mr. Monty Abramov received a Bachelor of Science degree in Finance and Real Estate from California State University.

 Pauline Schneider has been our Chief Financial Officer since October 17, 2005. Ms. Schneider served as Vice President - Finance for PRB Gas Transportation Inc. from May 2004 through August 2005 where she aided through three rounds of private financing, an initial public offering, two material acquisitions, and listing on the American Stock Exchange.  From October 2003 to May 2004 she was the interim accounting officer for Navidec, Inc.  From May 2002 to October 2003 Ms. Schneider was an independent consultant for various privately owned companies where she provided accounting and business advisory services.  From May 2001 to May 2002 she was Vice President – Finance for Eagle Print Solutions, Inc. where she was responsible for all accounting functions and assisted in performing due diligence on numerous acquisition opportunities.  From November 2000 to May 2001 she worked as a consultant for Visual Data Corporation where, from June 1995 to November 2000, she was Chief Financial Officer/Controller. At Visual Data Ms. Schneider was responsible for all accounting, administrative and financial reporting functions, including SEC compliance, and assisted in coordinating private equity offerings and its initial public offering.

Peter Mainstain is a co-founder of Tanner Mainstain Blatt & Glynn, An Accountancy Corporation, where he has practiced since 1975. Mr. Mainstain is a certified public accountant licensed to practice in the State of California since 1973. He is a member of the board of directors of Cal West Bancorp, a publicly held community bank and a member of its audit committee. He is also a member of the board of directors of The Arthritis Foundation of Southern California and has served as a member of the Board of Governors of the City of Hope.  Mr. Mainstain joined us as a director in September 2005. Mr. Mainstain is the Chairman of our Audit Committee.

Frank M. Devine has for more than the last ten years been an independent business consultant to various clients that included Salton, Inc., Lithium House, and South East Asia Corporation on matters principally related to marketing and sales. Mr. Devine joined us as a director in September 2005.

Dr. Larry Chimerine has for more than the past eight years been president of Radnor International Consulting Inc., based in Radnor, Pennsylvania and partner and member of the Investment Committee of Strategic Capital Advisors, based in West Conshocken, Pennsylvania. For more than the past 25 years Dr. Chimerine has been an economic consultant advising financial institutions and government agencies on the state of the United States and world economics, on specific industries and business sectors, and on the impact of economic conditions on decision making, budgeting, and strategic planning. He has served on the House of Representatives Task Force on International Competitiveness, the Census Advisory Committee and the Economic Policy Board of the Department of Commerce. He is the author or editor of several books as well as articles that have appeared in the New York Times, Washington Post, and American Economic Review. Dr. Chimerine joined us as a director in September 2005.

Summary Compensation Table

The following table sets forth certain summary compensation for the periods indicated with respect to our named executive officers as of December 31, 2004:

Name	Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options

Jack Abramov, President, Chief Executive Officer, Director	2004 2003 2002	$ 140,000 $ 179,500 $ 102,450	--- --- ---	$ 26,600 (1) $ 18,400 (2) $ 17,500 (3)	--- --- ---

Monty Abramov Senior Vice President, Chief Financial Officer	2004 2003 2002	$ 109,000 $ 147,000 $ 56,600	--- --- ---	$ 17,700 (4) $ 12,400 (5) $ 10,600 (6)	--- --- ---

(1) includes car allowance of $11,200 and medical insurance of $15,400
(2) includes car allowance of $ 7,800 and medical insurance of $10,600
(3) includes car allowance of $ 7,800 and medical insurance of $ 9,700
(4) includes car allowance of $ 7,600 and medical insurance of $10,100
(5) includes car allowance of $ 7,600 and medical insurance of $ 4,800
(6) includes car allowance of $ 7,600 and medical insurance of $ 3,000

Board of Directors

Our board of directors is currently comprised of five persons. Our directors serve for one-year terms, or until an earlier resignation, death or removal, or their successors are elected. Two of our officers and directors, Jack Abramov and Monty Abramov, are brothers.

We intend to pay our outside directors $1,000 for meetings attended in person and $500 for telephonic meetings in which they participate. Each of our independent directors were granted an option to purchase 100,000 shares of common stock at an exercise price per share that was the fair market value on the date of grant. Each of the options we grant to our outside directors will have a term of 10 years, will vest immediately as to 25,000 shares, and will vest as to the balance over three years. We intend to reimburse our directors for their out-of-pocket costs, including travel and accommodations, relating to their attendance at any directors’ meeting.

Audit committee

The audit committee of our board of directors is responsible for reviewing and monitoring our financial statements and internal accounting procedures, recommending the selection of independent auditors by our board, evaluating the scope of the annual audit, reviewing audit results, consulting with management and our independent auditor prior to presentation of financial statements to stockholders and, as appropriate, initiating inquiries into aspects of our internal accounting controls and financial affairs. Our audit committee consists of Peter

Mainstain who serves as chairman, Frank Devine and Dr. Larry Chimerine. Our board of directors has determined that Mr. Mainstain qualifies as an “audit committee financial expert” under the federal securities laws.

Compensation committee

All members of our compensation committee will be independent directors. We currently expect that the compensation committee will recommend approval to the full board of the annual compensation budget for all employees, bonuses, grants of stock options and any adoptions or changes to our benefit plans.

Code of Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics applicable to our directors, officers and employees, in accordance with applicable federal securities laws and the Nasdaq Rules.

Indemnification of executive officers and directors

We have agreed to indemnify our executive officers and directors for all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been a director or officer, if (a) they acted honestly and in good faith with a view to our best interests, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful.

To the extent that our directors, officers and controlling persons are indemnified under provisions that may be contained in our bylaws, Nevada law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Employment agreements

At or around May 20, 2005, the date of the HJWL Transaction, House of Taylor Jewelry, Inc., a California corporation, entered into employment contracts with each of Jack Abramov and Monty Abramov. The initial term of each of the employment agreements is seven years and the annual base salary of each executive is $240,000, subject to discretionary increases and bonuses by our Board of Directors. Each of the employment agreements also provides for a monthly automobile allowance in the amount of $1,500 and reimbursement for expenses incurred.

Mrs. Rachel Abramov is a co-founder of Tech Line with her late husband, Raphael Abramov, and is the mother of Jack Abramov and Monty Abramov, our two principal executive officers. As of May 20, 2005, the date of the HJWL Transaction, House of Taylor Jewelry, Inc., a California corporation, entered into an employment agreement with Rachel Abramov for an initial term of seven years and an annual base salary of $100,000, subject to discretionary increases and bonuses, by our board of directors. Mrs. Rachel Abramov’s employment agreement also provides for an automobile allowance of $1,500 per month and reimbursement of expenses incurred. Mrs. Abramov principally acts as day-to-day liaison with our suppliers, sales persons, our employees and certain of our retail customers.

2005 Stock Option Plan

We intend to adopt an incentive and non-statutory stock option plan, reserving 2,500,000 shares underlying options for issuance under this stock option plan. The purpose of the option plan will be to provide participants with an inducement to maintain their status with us and to further advance the interests of House of Taylor Jewelry. We expect to grant options in consideration of matters such as past and potential future contributions. After we adopt the option plan we will seek approval of the adoption from our shareholders.

Stock Ownership of Management and Principal Stockholders

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 30, 2005 by

•

each of our officers and directors;

•

our officers and directors as a group; and

•

each person who is known by us to own beneficially more than 5% of our outstanding common stock.

Name of beneficial owner	Number of shares (1)	Percentage of total (2)
Executive officers and directors:
Jack Abramov (3)	3,879,250	10.13%
Monty Abramov (3)	3,879,250	10.13%
Pauline Schneider (6)	25,000	*
Peter Mainstain (5) (6)	25,000	*
Frank M. Devine (6) (7)	34,500	*
Dr. Larry Chimerine (6) (8)	75,000	*
All executive officers and directors as a group (6 persons)	7,848,000	20.46%
Stockholders owning 5% or more:
Interplanet Productions, Limited (9) c/o Reback Lee & Company, Inc. 1990 South Bundy Drive, Suite 700 Los Angeles, California 90025	14,000,000	36.6%
Sandbox Jewelry, LLC 10900 Wilshire Boulevard, 15th Floor Los Angeles, California 90024	7,000,000	18.3%
Rachel Abramov, Trustee Rachel & Raphael Abramov Family Trust c/o House of Taylor Jewelry, Inc. 9200 Sunset Boulevard, Suite 425 West Hollywood, California 90069	2,020,000	5.3%

* Less than 1%

(1)

To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them, subject to community property laws where applicable.

(2)

Based on 38,277,786 shares of common stock outstanding, without giving effect to shares issuable upon the exercise of outstanding options, warrants or other rights.

(3)

Address is 9200 Sunset Blvd., Suite 425, West Hollywood, California 90069.

(4)

Includes currently exercisable options to purchase 11,500 shares of common stock and options to purchase 3,000 shares of common stock that are exercisable within 60 days.

(5)

Address is 10866 Wilshire Boulevard, 10th floor, Los Angeles, California 90024.

(6)

Includes currently exercisable options to purchase 25,000 shares of common stock.

(7)

Address is 1880 Blue Heights Drive, Los Angeles, California 90067

(8)

Address is 50 Belmont Avenue, Suite 1F, Bala Cynwyd, Pennsylvania 19004

(9)

Beneficially owned by Dame Elizabeth Taylor

Certain Relationships and Related Transactions

Triton Private Equities Fund, L.P.

Triton (formerly a significant shareholder) loaned to the company, then known as Nurescell Inc., or provided for its benefit, various sums to be repaid by Nurescell under the terms of a Convertible Promissory Note dated March 21, 2003 (the “Triton Note”). The Triton Note, together with accrued interest, was convertible into shares of Nurescell’s common stock at a rate based on a conversion amount which varied based on a percentage of a specified average closing bid price of the common stock during a specified period prior to the conversion date.  On February 16, 2005, Triton converted $307,030 in principal and accrued interest of the Triton Note into 140,517 shares of Nurescell’s common stock. On that same date, Nurescell and Triton amended the Triton Note to (i) set a maturity date of February 16, 2006, (ii) provide that the Triton Note could not be voluntarily paid prior to the maturity date and (iii) provide that Triton was entitled, at its option at any time prior to the full payment of the Triton Note, to convert the entire principal amount of the Triton Note, and accrued interest thereon, into 400,000 shares of Nurescell’s common stock, with the number of such shares to remain constant despite any reverse or forward stock split which might have occurred prior to the date of conversion. Triton ceased to be a controlling shareholder of Nurescell on February 16, 2005. Effective May 20, 2005, Triton converted the Triton Note into 400,000 shares of our common stock as full payment for all amounts owing to Triton.

Transactions with prior controlling shareholders.

On February 28, 2005, Nurescell issued two promissory notes payable to Nurescell’s then two principal shareholders, 412S, LLC and 2FeetCan, LLC (the “LLC Notes”). The principal amount of each of the LLC Notes was initially $25,000 but subject to increase in the event that the LLCs loaned additional sums to Nurescell. The LLC Notes bore an annual 10% rate of interest, and the aggregate principal amount of each LLC Note, plus all accrued interest, was due and payable thirty days after written demand.

On April 25, 2005, the principal amount of each of the LLC Notes increased to $35,000 as the result of additional $10,000 loans made to Nurescell by each LLC. On that same date, Nurescell and the LLCs entered into a Debt Conversion Agreement, pursuant to which all of the principal and accrued interest of each LLC Note was converted into 810,038 shares of our common stock and each LLC Note was then cancelled.

Transactions with House of Taylor Jewelry principal shareholders and affiliates.

In connection with completing the organization and issuing shares of common stock of House of Taylor Jewelry, Inc., a California corporation (the “HOTJ Organization”), prior to the HJWL Transaction in May 2005, we entered into licensing agreements with Interplanet and with Sandbox, entities owned or controlled by Dame Elizabeth Taylor and by Kathy Ireland, respectively. Pursuant to these license agreements with Interplanet and with Sandbox, we are allowed exclusive use of Elizabeth Taylor and Kathy Ireland names, brands and designs approved by them, subject to a royalty and other provisions.

Our license with Interplanet grants us an exclusive license to distribute specified items of jewelry that include diamond, color, precious, semi-precious and pearl “Fashion Jewelry” consisting of earrings, rings, bracelets, necklaces, brooches, bangles and charms. Licensed Products from Interplanet also include the entire costume jewelry category of non-precious metals and stone simulants, under the Elizabeth Taylor and House of Taylor marks and related marks as part of the House of Taylor jewelry collection.  The territory of the license is worldwide. We may not advertise, market, promote, and display materials, nor may we use other artwork without prior written approval by Interplanet. Interplanet owns all right, title and interest in and to all jewelry designs that will be part of the Elizabeth Taylor Core and Basic Collections and has sole and exclusive ownership of all right, title, and interest in and to all licensed marks and any registrations that have been issued or may be issued thereon. The initial license term ends on December 31, 2011 and is renewable for two additional seven-year terms under certain conditions. Interplanet has the right to terminate the license immediately, or on at least 30 days notice, if

•

Jack  Abramov and Monty Abramov are no longer associated with our business,

•

if the license with Sandbox terminates,

•

if we effect a merger or sale of our company,

•

if we fail to pay minimum annual royalties that over the course of the license increase in range from $580,000 to almost $3,000,000, or

•

other conditions that are enumerated in the agreement occur.

If the Interplanet license is terminated we will be obligated to change our name to delete the reference to “House of Taylor” and cease producing jewelry under our brand names and designs. As an additional inducement to Interplanet to enter into the license agreement with us, we agreed to grant Interplanet a continuing second priority lien, subject only to a first priority lien in favor of our senior secured lender. In consideration of the license, we have agreed to pay Interplanet a royalty of up to 10% of net sales, depending on the type of jewelry sold.

Our license with Sandbox grants us an exclusive license to distribute jewelry, including gold, silver, diamond, pearl and semi-precious jewelry, under the Kathy Ireland mark and related marks as part of the House of Taylor jewelry collection. We are not licensed to sell costume jewelry and time pieces. The territory of the license is the United States, Puerto Rico, the U.S. Virgin Islands and Canada. The license has a seven-year term and is renewable for two additional seven-year terms under certain conditions.  Under the license we are obligated to develop a sales growth plan that over the term will grow sales revenues from $4,000,000 to $18,000,000. If we fail to meet these financial goals, Sandbox may terminate its license with us. Moreover, we are obligated to pay Sandbox royalties based on at least 85% of the minimum projected revenues and if we fail to do so Sandbox may terminate our license. Sandbox may also terminate our license for any other material breach of the license agreement. In consideration of the license, we have agreed to pay Sandbox a royalty of up to 8% of net sales, depending on the type of jewelry sold.

In connection with the HOTJ Organization, we also acquired from members of the Abramov family all of the issued and outstanding shares of Tech Line, then a California corporation that had elected for federal tax purposes to be treated under Subchapter S of the Internal Revenue Code. Immediately prior to that transaction, Tech Line issued a promissory note in the amount of $1,200,000 and a security agreement to members of the Abramov family. This note bears annual interest at the rate of 8%, is subordinate to Tech Line’s senior lender, Bank Leumi USA, is secured by Tech Line’s assets and requires Tech Line to commence making 12 quarterly payments of principal and interest to the Abramovs commencing October 1, 2005. Tech Line has periodically drawn down on a line of credit and has borrowed money from Bank Leumi USA, Los Angeles, California. To secure payment of this credit facility and performance of all other loans, obligations and duties of the borrower, Tech Line granted the bank a security interest in all assets of Tech Line. Certain members of the Abramov family have guaranteed these obligations to the bank. Following receipt of proceeds from the private placement we paid the amounts owed to bank and it released these members of the Abramov family from their guarantees. In July 2005 members of the Abramov family paid approximately $300,000 to reduce the amount then owing to the bank. These amounts have been repaid from the proceeds of the private offering.

Effective May 20, 2005 we also acquired an additional license from Interplanet for the use of certain images of Dame Elizabeth Taylor’s jewelry taken by John Bigelow Taylor. We are allowed to use these photographs in certain pre-approved advertising and promotions. We agreed to pay $250,000 for rights granted under this license. Of this amount, we paid $125,000 on May 20, 2005 and agreed to pay the balance at the rate of $25,000 per month for five consecutive months that commenced August 15, 2005. The initial term of this license will run concurrently with the term of the principal license with Interplanet. We currently expect that we may be able to recoup the cost of this additional license from promotional fees that we anticipate receiving from certain of our retail jewelers who display these photographs and images. Following recoupment of the fees paid for this additional license, we will share with Interplanet one half of any future revenues that we may receive from promotional fees derived from these photographs and images.

On May 20, 2005, Interplanet, Sandbox, Jack Abramov and Monty Abramov acquired 12,000,000, 6,000,000, 4,040,000 and 4,040,000 shares, respectively, of our common stock pursuant to the HJWL Transaction. In addition, on June 7, 2005, we issued 2,000,000 additional shares of common stock to Interplanet and 1,000,000 additional shares of common stock to Sandbox pursuant to the terms of the HJWL Transaction. Each of Interplanet, Sandbox, Jack Abramov and Monty Abramov owns more than 10% of our outstanding common stock and collectively these shareholders (inclusive of the Rachel and Raphael Abramov Family Trust) own in the aggregate approximately 81% of our outstanding shares of common stock.

In May 2005, Global Jewelry Concepts, Inc. (formerly known as House of Taylor Jewelry, Inc.) entered into employment agreements with Jack Abramov and Monty Abramov to serve as the President and Chief Executive Officer of House of Taylor Jewelry, Inc. and as Vice President of House of Taylor Jewelry, Inc., respectively. The initial term of each of the employment agreements is seven years and the annual base salary of each executive is $240,000, subject to discretionary increases by our board of directors. Each of the employment agreements also provides for a monthly automobile allowance in the amount of $1,500 and reimbursement for out-of-pocket expenses. In May 2005 Global Jewelry Concepts, Inc. also entered into an employment agreement with Mrs. Rachel Abramov, a co-founder of Tech Line and the mother of Jack and Monty Abramov, for a seven-year term at an annual salary of $100,000 and a monthly car allowance of $1,500.

Members of the Abramov family have guaranteed the lease obligations on the premises that we currently occupy as our principal executive offices.

Conflicts of Interest Policies

All future transactions between us and any of our officers and directors must be on terms no less favorable than could be obtained from independent third parties.  Our bylaws require that a majority of disinterested directors is required to approve any proposal in which any of our officers or directors has a principal or other interest.

Other than as described in this section and in the section below entitled “Sales of restricted securities,” there are no material relationships between us and any of our directors, executive officers or known holders of more than 5% of our common stock.

Selling Security Holders

The following table identifies the selling stockholders, as of December 30, 2005, and indicates certain information known to us with respect to (i) the number of shares of common stock  beneficially owned by the selling stockholder, (ii) the number of shares of common stock covered hereby, and (iii) the number of shares of common stock and percentage of outstanding shares of common stock to be beneficially owned by the selling stockholders assuming the sale of all of the shares of common stock covered hereby by the selling stockholders. The term “beneficially owned” means shares of common stock owned or that may be acquired within 60 days.  Shares of common stock that are issuable upon the exercise of outstanding options, warrants, convertible securities or other purchase rights, to the extent exercisable within 60 days of the date of this prospectus, are treated as outstanding for purposes of computing each selling stockholder’s percentage ownership of outstanding shares. The selling stockholders may sell some, all, or none of their shares of common stock. The number and percentages set forth below under “Shares Beneficially Owned After Offering” assumes that all offered shares of common stock are sold. Of the 3,575,358 shares of common stock being offered by the selling stockholders, 152,398 shares are issuable upon the exercise of warrants issued to seven persons employed by or affiliated with Laidlaw & Company (UK) Ltd., as partial compensation for acting as placement agent in the private offering that we closed in August 2005.

	Shares Beneficially Owned Prior to Offering		Shares Covered Hereby	Shares Beneficially Owned After Offering
Name of selling security holder	Number	Percentage		Number	Percentage
Marion Acree (1)	12,000	*	12,000	-0-	-0-
Hartley Bernstein Con IRA (2)	12,000	*	12,000	-0-	-0-
Warren Bulman (3)	11,528	*	11,528	-0-	-0-
Carcap Co. LLC (4)	30,000	*	30,000	-0-	-0-
M. Robert Ching MD Inc. 401k PSP (5)	54,000	*	54,000	-0-	-0-
Bradley Ching (6)	3,000	*	3,000	-0-	-0-
Brent Ching (7)	3,600	*	3,600	-0-	-0-
Brian Ching (8)	3,600	*	3,600	-0-	-0-
Marc Cohen (9)	12,000	*	12,000	-0-	-0-

James Corman (10)	21,184	*	21,184	-0-	-0-
Scott Crowther (11)	12,000	*	12,000	-0-	-0-
J.E. Deck LLC (12)	8,136	*	8,136	-0-	-0-
James A. Erb (13)	12,000	*	12,000	-0-	-0-
Gila Products LLC (14)	12,000	*	12,000	-0-	-0-
Gilcy Partners Ltd LP (15)	24,000	*	24,000	-0-	-0-
Jeffrey Glassman (16)	11,764	*	11,764	-0-	-0-
Lynn Intrater Ttee (17)	30,000	*	30,000	-0-	-0-
Sterne Agee & Leach Inc. a/c/f NOW Electronics Inc. 401k PSP fbo Aaron Goodridge (18)	12,000	*	12,000	-0-	-0-
Sean Greene (19)	24,000	*	24,000	-0-	-0-
Helen Kohn (20)	12,000	*	12,000	-0-	-0-
Joseph Lowe & Beva Lowe Jtwros (21)	12,000	*	12,000	-0-	-0-
Jim J. Lucey (22)	24,000	*	24,000	-0-	-0-
LM Marjac LLC (23)	14,200	*	14,200	-0-	-0-
Rudolph Mazurosky (24)	12,000	*	12,000	-0-	-0-
Robert J. Molleur Ttte (25)	24,000	*	24,000	-0-	-0-
John M. Moretz (26)	96,000	*	96,000	-0-	-0-
James Napier (27)	24,000	*	24,000	-0-	-0-
Matthew Novack & Jerold Novack Jtwros (28)	12,000	*	12,000	-0-	-0-
John O’Mahony (29)	12,000	*	12,000	-0-	-0-
David L. Roush (30)	12,000	*	12,000	-0-	-0-
Sterne Agee & Leach Inc. a/c/f Joel M. Schoenfeld Con IRA (31)	12,000	*	12,000	-0-	-0-
Steven Spira (32)	12,000	*	12,000	-0-	-0-
Spira Family Investment Partnership (33)	12,000	*	12,000	-0-	-0-
Wayne J. Stastny (34)	12,000	*	12,000	-0-	-0-
Sterne Agee & Leach Inc. a/c/f Barbara Swingle Std. IRA (35)	12,000	*	12,000	-0-	-0-

Trude C Taylor & Joan C Taylor co trustees (36)	24,000	*	24,000	-0-	-0-
Mary Ellen Viola (37)	12,000	*	12,000	-0-	-0-
Dean Willard (38)	12,000	*	12,000	-0-	-0-
Alan Wolff (39)	24,000	*	24,000	-0-	-0-
Special Situations Private Equity Fund LP (40)	941,178	2.4	941,178	-0-	-0-
DCI Master LDC (41)	235,296	*	235,296	-0-	-0-
Smithfield Fiduciary LLC (42)	470,590	1.2	470,590	-0-	-0-
Omicron Master Trust (43)	352,942	*	352,942	-0-	-0-
Iroquois Master Fund Ltd. (44)	352,942	*	352,942	-0-	-0-
John C. Kleinert (45)	187,500	*	187,500	-0-	-0-
Hargreave Hale (46)	46,875	*	46,875	-0-	-0-
Carcap, Co. LLC (47)	46,875	*	46,875	-0-	-0-
Sandra Rubin (48)	46,875	*	46,875	-0-	-0-
Stanley Goldberg and Lynn G. Intrater, Trustees, Stanley Goldberg Revocation Trust dated 12/17/93 (49)	46,875	*	46,875	-0-	-0-
Cary Sucoff (50)	34,924	*	34,924	-0-	-0-
Harvey Kohn (50)	31,749	*	31,749	-0-	-0-
Lewis Mason (50)	22,225	*	22,225	-0-	-0-
Scott Sucoff (50)	22,225	*	22,225	-0-	-0-
Francis Anderson (50)	3,175	*	3,175	-0-	-0-
Bonanza Trust (50)	19,050	*	19,050	-0-	-0-
Dianthus Trust (50)	19,050	*	19,050	-0-	-0-

* Less than 1%

(1)	Includes 6,000 shares of common stock issuable upon exercise of warrants.
(2)	Includes 6,000 shares of common stock issuable upon exercise of warrants.
(3)	Includes 5,764 shares of common stock issuable upon exercise of warrants.
(4)	Includes 15,000 shares of common stock issuable upon exercise of warrants.
(5)	Includes 27,000 shares of common stock issuable upon exercise of warrants.

(6)	Includes 1,500 shares of common stock issuable upon exercise of warrants.
(7)	Includes 1,800 shares of common stock issuable upon exercise of warrants.
(8)	Includes 1,800 shares of common stock issuable upon exercise of warrants.
(9)	Includes 6,000 shares of common stock issuable upon exercise of warrants.
(10)	Includes 10,592 shares of common stock issuable upon exercise of warrants.
(11)	Includes 6,000 shares of common stock issuable upon exercise of warrants.
(12)	Includes 4,068 shares of common stock issuable upon exercise of warrants.
(13)	Includes 6,000 shares of common stock issuable upon exercise of warrants.
(14)	Includes 12,000 shares of common stock issuable upon exercise of warrants.
(15)	Includes 5,882 shares of common stock issuable upon exercise of warrants.
(16)	Includes 15,000 shares of common stock issuable upon exercise of warrants.
(17)	Includes 6,000 shares of common stock issuable upon exercise of warrants.
(18)	Includes 12,000 shares of common stock issuable upon exercise of warrants.
(19)	Includes 6,000 shares of common stock issuable upon exercise of warrants.
(20)	Includes 6,000 shares of common stock issuable upon exercise of warrants.
(21)	Includes 12,000 shares of common stock issuable upon exercise of warrants.
(22)	Includes 6,000 shares of common stock issuable upon exercise of warrants.
(23)	Includes 6,000 shares of common stock issuable upon exercise of warrants.
(24)	Includes 12,000 shares of common stock issuable upon exercise of warrants.
(25)	Includes 7,100 shares of common stock issuable upon exercise of warrants.
(26)	Includes 6,000 shares of common stock issuable upon exercise of warrants.
(27)	Includes 12,000 shares of common stock issuable upon exercise of warrants.
(28)	Includes 48,000 shares of common stock issuable upon exercise of warrants.
(29)	Includes 12,000 shares of common stock issuable upon exercise of warrants.
(30)	Includes 6,000 shares of common stock issuable upon exercise of warrants.
(31)	Includes 6,000 shares of common stock issuable upon exercise of warrants.
(32)	Includes 6,000 shares of common stock issuable upon exercise of warrants.
(33)	Includes 6,000 shares of common stock issuable upon exercise of warrants.
(34)	Includes 6,000 shares of common stock issuable upon exercise of warrants.
(35)	Includes 6,000 shares of common stock issuable upon exercise of warrants.

(36)	Includes 6,000 shares of common stock issuable upon exercise of warrants.
(37)	Includes 6,000 shares of common stock issuable upon exercise of warrants.
(38)	Includes 12,600 shares of common stock issuable upon exercise of warrants.
(39)	Includes 12,000 shares of common stock issuable upon exercise of warrants.
(40)

Includes 470,589 shares of common stock issuable upon exercise of warrants.  MG Advisers, L.L.C. (“MG”) is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. (the “Fund”).  Austin W. Marxe and David M. Greenhouse are the principal owners of MG. Through their control of MG, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of the Fund.

(41)	Includes 117,648 shares of common stock issuable upon exercise of warrants.
(42)	Includes 235,295 shares of common stock issuable upon exercise of warrants.
(43)

Includes 176,471 shares of common stock issuable upon exercise of warrants.

Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron.  Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock.  Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of December 12, 2005, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron.  By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron.  Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority.  No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended.  Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder.  No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(44)	Includes 176,471 shares of common stock issuable upon exercise of warrants.

(45)	Includes 62,500 shares of common stock issuable upon exercise of warrants.
(46)	Includes 15,625 shares of common stock issuable upon exercise of warrants.
(47)	Includes 15,625 shares of common stock issuable upon exercise of warrants.
(48)	Includes 15,625 shares of common stock issuable upon exercise of warrants.
(49)	Includes 15,625 shares of common stock issuable upon exercise of warrants.
(50)

Consists of shares that could be purchased on exercise of warrants issued in connection with our private placement in August 2005.  This selling shareholder is an employee of Laidlaw, received these warrants as a designee of Laidlaw in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them. Laidlaw was entitled to receive these securities as partial compensation for its services as placement agent in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them.  These securities are subject to a 180-day lock-up agreement in accordance with the requirements of NASD Rule 2710(g)(1).

Plan of Distribution

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
-	an exchange distribution in accordance with the rules of the applicable exchange;
-	privately negotiated transactions;
-	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
-	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and
-	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

 Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Laidlaw has indicated to us its willingness to act as selling agent on behalf of the selling stockholders named in the Prospectus under "Selling Security Holders" that purchased our privately placed securities. All shares sold, if any, on behalf of selling shareholders by Laidlaw would be in transactions executed by Laidlaw on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. Laidlaw does not have an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through Laidlaw.  In the event that there are other broker dealer firms involved in the distribution of securities on behalf of selling shareholders, the maximum commission or discount to be received will not be greater than 8% of the sale of any securities which were registered pursuant to this prospectus under SEC Rule 415.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

 The selling stockholders will receive the aggregate proceeds from the common stock offered by them. The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the sale of common stock in this offering. We may receive proceeds from holders who exercise their warrants and pay the applicable cash exercise price in connection with those exercises.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We will pay all the expenses incident to registration other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We will pay for offering expenses including the SEC registration fee, accounting fees, legal feel, printing expenses and other related miscellaneous expenses. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act. Notwithstanding anything contained herein to the contrary, an aggregate of 152,398 shares of common stock issuable upon exercise of warrants held by “associated persons” of Laidlaw are subject to a 180 day lock-up agreement in accordance with the requirements of NASD Rule 2710(g)(1).

Description of Securities

 We are authorized to issue up to 2,000,000,000 shares of common stock. We have 38,285,289 shares of common stock outstanding as of December 30, 2005. As of that date we also have outstanding

•

warrants to purchase 1,676,378 shares of common stock for $7.00 per share,

•

warrants to purchase 30,000 shares of common stock for $7.05,

•

warrants to purchase 125,000 shares of common stock at $3.50 per share,

•

stock options to purchase 30,000 shares of common stock for $0.15 per share, and

•

warrants to purchase 1,830,000 shares of common stock for $1.00 per share on a “cashless” exercise basis that allows the holders to acquire shares by tendering the premium of the trading price per share over the exercise price as the consideration for the shares being acquired.

As of December 29, 2005, we have approximately 461 holders of our common stock.

Preferred Stock

The board of directors is authorized, subject to any limitations imposed by law, without stockholder approval, from time to time to issue up to a total of 1,000,000 shares of preferred stock, in one or more series, each series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as the board of directors may determine. As of the date of this prospectus no shares of preferred stock are issued, outstanding or currently contemplated to be issued.

Common stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than fifty percent of the shares voting for the election of directors can elect all of the directors. Holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors out of funds legally available therefor. In the event we liquidate, dissolve, or wind up, our holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock.  Holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and except as noted herein, there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are, and the shares of common stock when issued and paid for as set forth in this Memorandum will be, fully paid and non-assessable.

Common stock purchase warrants

In May 2005 we completed a private placement of our securities, consisting of 250,000 shares of common stock and warrants to purchase up to 125,000 shares of our common stock at an exercise price per share of $3.50. The warrants expire on May 15, 2008.  Following 30 days’ notice, we are entitled to call those warrants for redemption, at a price of $0.10 per warrant if at any time after May 20, 2006

•

the closing bid price of our common stock is at least $7.00 per share for 15 consecutive trading days,

•

the shares underlying the warrants have been registered, and

•

the average daily trading volume of our shares during that 15 trading day period is at least 31,250 shares.

The number of shares of common stock underlying these warrants may be adjusted in the event of stock dividends, stock splits or subdivisions of our common stock and other corporate events.

In August 2005 we completed a placement of our securities which included warrants to purchase up to 1,523,980 shares of our common stock at an exercise price of $7.00 per share. These warrants expire on August 12, 2010. The number of shares purchasable on exercise of warrants and the exercise price per share are subject to adjustment for various events including our selling shares of common stock at less than a net of $7.00 per share, our issuing stock dividends, our forward or reverse splitting of our common stock, our effecting a capital reorganization or reclassification of our capital stock, our consolidating or merging with another corporation and other events. In the event that the closing bid price per share of our common stock equals or exceeds $11.00 (subject to adjustment) for 20 consecutive trading days commencing on or after February 12, 2007 we may upon 30 days prior written notice given to the holders of our warrants call all of our then outstanding warrants for redemption at a price of $0.01 per share of common stock. We may not call these warrants if the shares of common stock issuable under the warrants (i) are not able to be sold under an effective registration statement or (ii) are not otherwise freely tradeable.  From and after August 12, 2006, the warrants will be exercisable on a cash-less basis at any time that an effective registration statement is not available for the sale of the shares issuable upon the exercise thereof.

Nevada control share laws

We may become subject to Nevada’s laws that govern the “acquisition” of a “controlling interest” of “issuing corporations.”  These laws will apply to us if we have 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, unless our articles of incorporation or bylaws in effect on the 10th day after the acquisition of a controlling interest provide otherwise. These laws provide generally that any person that acquires a “controlling interest” acquires voting rights in the control shares, as defined, only as conferred by the stockholders of the corporation at a special or annual meeting. In the event control shares are accorded full voting rights and the acquiring person has acquired at least a majority of all of the voting power, any stockholder of record who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of its shares.

A person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares.”

Indemnification of directors and officers

We have agreed to indemnify our executive officers and directors for all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been a director or officer, if (a) they acted honestly and in good faith with a view to our best interests, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful.

These indemnification provisions may be sufficiently broad to permit indemnification of our directors, officers and controlling persons for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in Nevada law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer agent and registrar

Our transfer agent and registrar is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204.

Shares eligible for future sale

Prior to this offering, there has been a limited public trading market for our securities. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market prices of our common stock.

 In addition to 1,773,980 shares of common stock being registered in this prospectus, we are registering 125,000 shares of common stock underlying warrants to purchase common stock at $3.50 per share and 1,676,378 shares of common stock underlying warrants to purchase common stock at $7.00 per share. These warrants were acquired by investors in the May 2005 and August 2005 private placements of our securities.

As a result, 1,773,980 shares of common stock being sold under this prospectus and up to 1,801,378 shares of our common stock issuable on exercise of our warrants will be free trading and may be sold at any time.

Sales of restricted shares

As of the date of this prospectus, approximately 36,258,000 shares of our currently outstanding common stock are “restricted securities,” as that phrase is defined in Rule 144 under the Securities Act. These shares may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemptions provided by Rules 144 or 144(k) under the Securities Act, which rules are summarized below. Under the provisions of Rule 144, 33,150,000 shares of common stock will be available for sale to the public by the end of June 1, 2006.

Effective May 20, 2005 we entered into an agreement with Jack Abramov, Monty Abramov and Rachel Abramov, as trustee for the Rachel & Raphael Abramov Family Trust, under which they collectively agreed to lock-up their shares, subject to making certain private dispositions, through May 31, 2006. Thereafter, until May 31, 2008, they in the aggregate may sell no more than 50,000 shares of common stock during any consecutive three-month period.

Effective May 20, 2005 we entered into an agreement with Sandbox under which it agreed to lock-up its shares, subject to making certain private dispositions, through May 31, 2006. Thereafter, until May 31, 2007, it may sell no more than 125,000 shares of common stock during any consecutive three-month period, for a total of no more than 500,000 shares of common stock through that date. Effective May 20, 2005 we also entered into an agreement with two consultants, as to 1,500,000 shares of common stock, under which they each agreed to lock-up their respective shares, subject to making certain private dispositions, through May 31, 2006. Thereafter, until May 31, 2007, they may each sell no more than 50,000 shares of common stock during any consecutive three-month period.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our “affiliates,” would be entitled to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of common stock then outstanding, which as of the date of this prospectus equals approximately 387,353 shares without giving effect to exercises of our warrants or stock options.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of certain public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, our affiliate is free to sell shares which are “restricted securities” which have been held for at least two years without regard to the limitations contained in Rule 144.  Selling stockholders will not be governed by any of these restrictions when selling their shares pursuant to this prospectus.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.  Therefore, unless otherwise restricted, shares that meet the requirements of Rule 144(k) may be sold immediately.

Changes In and Disagreements With Accountants
on Accounting and Financial Disclosure

On August 1, 2005, our board of directors terminated Marcum & Kliegman, LLP as our independent accountants.

The report of Marcum & Kliegman, LLP on Nurescell’s financial statements for the fiscal year ended March 31, 2005 did not contain an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope or accounting principles. The report of Marcum & Kliegman, LLP on Nurescell’s financial statements for the fiscal year ended March 31, 2004 and March 31, 2003 did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles, however, the report was modified to include an explanatory paragraph wherein they expressed substantial doubt about our ability to continue as a going concern.

During the years ended March 31, 2003, 2004 and 2005 and through the four months ended July 31, 2005, there were no disagreements with Marcum & Kliegman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to satisfaction of Marcum & Kliegman, LLP, would have caused them to make reference to the subject matter of such disagreements in connection with their report on Nurescell’s financial statements for those years.

On August 1, 2005, we engaged Stonefield Josephson, Inc. as our independent accountants to audit our financial statements for the periods and to the extent included within its report. The decision to change our independent accountants to Stonefield was considered and approved by our board of directors. Neither we, nor anyone acting on our behalf, consulted Stonefield regarding any matters specified in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-B.

Disclosure of Commission Position of
Indemnification for Securities Act Liabilities

Under the Nevada General Corporation Law, our directors may have no personal liability to us or our stockholders for damages incurred as the result of the breach or alleged breach of fiduciary duty as a director involving any act or omission of any such director. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. In addition, our bylaws authorize us to indemnify our directors and officers in cases where our officer or director acted in good faith and in a manner reasonably believed to be in our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In connection with our engagement of Laidlaw & Co. (UK) Ltd., as our exclusive placement agent for the offering of 1,523,980 units, each consisting of one share of our common stock and one common stock purchase warrant, we agreed to indemnify Laidlaw & Co. (UK) Ltd. against various liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments it may be required to make in respect of any of those liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Legal Matters

The validity of the securities offered hereby will be passed on for us by Resch Polster Alpert & Berger LLP. Members of Resch Polster Alpert & Berger LLP own 125,000 shares of our common stock and warrants to purchase 105,000 shares of our common stock.

Experts

Stonefield Josephson, Inc., Independent Registered Public Accounting Firm, have audited our financial statements for the periods and to the extent as set forth in their report. We have included our financial statements in the prospectus in reliance on Stonefield Josephson, Inc.’s report, given on its authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 (File Number 333-128523) under the Securities Act of 1933 regarding the shares of common stock offered hereby. This prospectus does not contain all of the information found in the registration statement, portions of which are omitted as permitted under the rules and regulations of the SEC. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of those documents.  The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You  should call 1-800-SEC-0330 for more information on the public reference room.

Our registration statement and other information that we file with the SEC are available to the public from the SEC’s website at http://www.sec.gov.

We intend to furnish our stockholders annual reports containing our audited consolidated financial statements and furnish or make available quarterly reports containing our unaudited interim consolidated financial information for the first three fiscal quarters of each of our fiscal years.

Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2004 and September 30, 2005 (unaudited)

Consolidated Statements of Operations for the years ended December 31, 2004 and 2003 and for the nine months ended September 30, 2005 and 2004 (unaudited)

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2004 and 2003 and for the nine months ended September 30, 2005

Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003 and for the nine months ended September 30, 2005 and 2004 (unaudited)

Notes to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors

House of Taylor Jewelry, Inc.

West Hollywood, California

We have audited the accompanying consolidated balance sheet of House of Taylor Jewelry, Inc. as of December 31, 2004, and the related consolidated statements of operations and shareholders’ equity and cash flows for the two years then ended. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of House of Taylor Jewelry, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the two years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California

May 23, 2005, except for paragraph one of Note 1, as to which the date is August 22, 2005

House of Taylor Jewelry, Inc.

Consolidated Balance Sheets

	December 31,	September 30,
	2004	2005
ASSETS		(unaudited)
Current assets
Cash and cash equivalents	$1,252,856	$2,226,970
Cash and cash equivalents – restricted		2,000,000
Accounts receivable - trade, net of allowance of $250,000	1,827,923	1,288,478
Inventory	2,197,538	2,611,286
Due from related party	56,450	-
Prepaid expenses	7,300	197,400
Total current assets	5,342,067	8,324,134
Property and equipment, less accumulated depreciation and amortization	137,499	113,695
Intellectual property - related party, less accumulated amortization	-	259,000
Other assets – deposits	10,265	20,265
Total Assets	$5,489,831	$8,717,094

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$600,000	$600,000
Accounts payable	2,030,846	623,010
Accrued liabilities	120,212	460,558
Deferred rent expense	25,000	29,000
Due to stockholder	11,844	-
Current portion of notes payable - related parties	-	418,562
Due for purchase of intellectual property - related party	-	75,000
Total current liabilities	2,787,902	2,206,130

Notes payable - related parties, less current portion, subordinated	-	943,468
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 2004 - none, 2005 - $.0001 par value authorized 1,000,000 shares, none issued and outstanding
Common stock, 2004 - $.0001 par value - authorized 2,000,000,000 shares, issued 30,000,000 shares	3,000	-
2005 - $.0001 par value, authorized 2,000,000,000 shares, issued and outstanding 38,277,781	-	3,828
Less due from stockholders	(95,000)	-
Additional paid-in capital	2,203,000	6,548,397
Retained earnings (accumulated deficit)	590,929	(984,729)
Total stockholders’ equity	2,701,929	5,567,496
Total liabilities and stockholders’ equity	$5,489,831	$8,717,094

The accompanying notes to the consolidated financial statements are an integral part of the financial statements.

House of Taylor Jewelry, Inc.

Consolidated Statements of Operations

	Nine months ended September 30,		Year ended December 31,
	2005	2004	2004	2003
	(unaudited)
Net sales	$3,157,041	$4,982,343	$6,417,421	$8,449,272
Cost of goods sold	2,140,679	3,338,613	4,244,390	5,737,345
Gross profit	1,016,362	1,643,730	2,173,031	2,711,927
Expenses:
Selling, shipping and general and administrative	3,463,439	1,189,153	1,543,443	2,183,528
Income from operations	(2,447,077)	454,577	629,588	528,399
Other income (expense):
Discount received on settlement of payable to vendor	981,980	-	-	-
Interest income	17,000	-	-	-
Interest expense	(127,561)	(168,002)	(216,247)	(136,565)
	871,419	(168,002)	216,247	136,565
Income (loss) before income taxes	(1,575,658)	286,575	413,341	391,834
State income taxes	-	5,000	6,000	7,000
Historical net income (loss)	(1,575,658)	281,575	407,341	384,834
Pro forma adjustment - additional income taxes as if Company was taxed as a C Corporation - (unaudited)	-	113,000	115,000	108,000
Pro forma net income (loss) - (unaudited)	($1,575,658)	$168,575	$292,341	$276,834
Pro forma net income (loss) per share:
basic and diluted	($0.04)	$0.01	$0.01	$0.01
Weighted average shares outstanding:
basic and diluted	37,007,798	30,000,000	30,000,000	30,000,000

House of Taylor Jewelry, Inc.

Consolidated Statements of Stockholders’ Equity

				Additional
	Common Stock		Due from	Paid-in	Retained earnings
	No. Shares	Amount	Stockholders	Capital	(accumulated deficit)	Total
Balance at December 31, 2002,
adjusted for recapitalization	30,000,000	$3,000	($30,000)	$27,000	$200,754	$200,754

Distributions	-	-	-	-	(192,000)	(192,000)

Advance to stockholder	-	-	(16,000)	-	-	(16,000)

Contribution of note payable	-	-	-	2,176,000	-	2,176,000
to stockholder

Net Income for the year
ended December 31, 2003	.	-	-	-	384,834	384,834
Balance at December 31, 2003	30,000,000	3,000	(46,000)	2,203,000	393,588	2,553,588

Distributions	-	-	-	-	(210,000)	(210,000)

Advances to stockholders	-	-	(49,000)	-	-	(49,000)

Net Income for the year
ended December 31, 2004	-	-	-	-	407,341	407,341
Balance at December 31, 2004:	30,000,000	3,000	(95,000)	2,203,000	590,929	2,701,929

Additional shares issued	3,000,000	300		(300)		-

Outstanding and treasury shares of House of Taylor Jewelry, Inc. at date of merger	3,753,801	376	-	789,624	-	790,000

Distributions (unaudited)	-	-	-	(2,115,771)	-	(2,115,771)

Reduction of amount due from
stockholders (unaudited)	-	-	95,000	-	-	95,000
Proceeds from sale of Units in private placement, net of expenses	1,523,980	152		5,671,844	-	5,671,996
Net loss for the nine months
ended September 30, 2005
(unaudited)	-	-	-	-	(1,575,658)	(1,575,658)

Balance at September 30, 2005
(unaudited)	38,277,781	$3,828	-	$6,548,397	($984,729)	$5,567,496

The accompanying notes to the consolidated financial statements are an integral part of the financial statements.

House of Taylor Jewelry, Inc.

Consolidated Statements of Cash Flows

	Year ended December 31,		Nine months ended September 30,
	2004	2003	2005	2004
			(unaudited)	(unaudited)
Operating Activities:
Net income (loss)	$407,341	$384,834	($1,575,658)	$281,575
Adjustments to reconcile net income (loss)
to net cash provided by (used in)
operating activities
Depreciation and amortization	23,158	14,579	39,804	18,223
Loss on abandonment of property and equipment	20,735	-	-	20,735
Allowance for bad debts and returns	10,000	100,000		(50,000)
Expenses paid by issuing common stock	-	-	60,000	-
Changes in assets and liabilities
Accounts receivable	1,004,228	(732,831)	539,445	909,762
Inventory	94,268	(1,364,821)	(413,748)	(283,095)
Prepaid expenses, etc	14,985	(100)	(200,100)	18,513
Accounts payable	658,496	672,900	(1,407,836)	847,576
Accrued liabilities	(78,308)	14,409	340,346	(98,106)
Deferred rent expense	25,000	-	4,000	12,500
Net cash provided by (used in)
operating activities	2,179,903	(911,030)	(2,613,747)	1,677,683
Investing activities:
Additions to property and equipment	(144,802)			(144,802)
Acquisition of intellectual property	-	-	(150,000)	-
Net cash used in operating activities	(144,802)	-	(150,000)	(144,802)

Financing activities:
Increases (decrease) in line of credit	(1,150,000)	750,000	-	(1,150,000)
Proceeds from sale of units	-	-	5,671,996	-
Issuance of common stock	-	30,000	730,000	-
Unpaid stock subscription	-	(30,000)	-	-
Increase (decrease) in loans receivable from
stockholders	(49,000)	(16,000)	95,000	-
Payment of debt for purchase of intellectual property	-	-	(50,000	-
Increase (decrease) in advance to affiliate	(56,450)	-	56,350	15,994
Increase (decrease) in loan from stockholder	11,844	-	-	-
Distributions, less non cash distributions	(210,000)	(192,000)	(765,485)	(210,000)
Net cash provided by (used in) financing
activities	(1,453,606)	542,000	5,737,861	(1,344,006)
Increase (decrease) in cash	581,495	(369,030)	2,974,114	188,875
Cash and cash equivalents:
At beginning of year	671,361	1,040,391	1,252,856	671,361
At end of year	$1,252,856	$671,361	$4,226,970	$860,236

Supplemental cash flow information:
Cash paid during period for:
Interest	58,847	37,565	125,561	50,002
Income taxes	5,000	8,880	-	5,772
Non-cash investing and financing activities:
Contribution of note payable by stockholder		2,176,000
Common stock issued for services to the Company			60,000
Debt issued for purchase of intellectual property			125,000
Note issued in payment of distributions			1,115,090
The accompanying notes to the consolidated financial statements are an integral part of the financial statements.

House of Taylor Jewelry, Inc.

Notes To Consolidated Financial Statements

1.

Organization and business

In May 2005, House of Taylor Jewelry, Inc. (formerly Nurescell Inc. – an inactive development stage public shell company – “Company”) issued 30,000,000 shares of its common stock (increased to 33,000,000 shares in June 2005) in exchange for 100% of the outstanding common stock of House of Taylor Jewelry, Inc. (“HOTJ”) – name changed to Global Jewelry Concepts, Inc. (“Global”). The Company’s balance sheet at the date of the exchange consisted principally of cash. As a result, the shareholders of Global owned approximately 90% of the Company’s outstanding common stock. The transaction has been accounted for as a reverse acquisition and the statements of operations and cash flows consist of those of Global’s operating subsidiary, Tech Line Jewelry, Inc. (“Tech Line”). Nurescell, Inc. had a fiscal year end of March 31. Following the reverse acquisition the Company adopted the calendar fiscal year end of Global, which is the accounting acquirer.  The former shareholders of Tech Line are principal officers of the Company, represent a majority of the Board of Directors and own approximately 30% of the outstanding common stock of Global.

Global was organized in May 2005 and its stockholders consisted of the former stockholders of Tech Line and two other companies who entered into licensing agreements with Global. The operating company was organized in November 2001 in California and designs and distributes fine jewelry principally to wholesale and retail companies in the United States.

Through September 30, 2005, the Company manufactured substantially all its products from one independent entity with factories in Hong Kong and China.

As a result of the new intellectual properties, the Company is adding products under its Elizabeth Taylor and Kathy Ireland brands to its existing products. The Company is required to pay royalties at varying rates based on sales with a required minimum over the seven-year period of the agreement, subject to minimum royalties over the period.

2.

Significant accounting policies

Interim financial statements

The accompanying unaudited financial statements at September 30, 2005 and for the nine months ended September 30, 2005 and 2004 include all adjustments (consisting of only normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Interim results are not necessarily indicative of the results to be expected for a full year.

Estimates and assumptions

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States which requires management to make  estimates and assumptions that affect the accounting for and recognition of assets, liabilities, stockholders’ equity, revenue and expenses. Estimates and assumptions are made because certain information is dependent on future events. The most significant estimates used in preparing the financial statements are those relating to the collectibility of receivables and the market value used in valuation of inventory. Actual results could differ from those estimates.

Comprehensive income (loss)

For the year ended December 31, 2004 and for the nine months ended September 30, 2005, comprehensive income consists only of net income and, therefore, a Statement of Other Comprehensive Income (Loss) has not been included in these financial statements.

Per share information

Basic earnings (loss) per share are determined by dividing the net earnings or (loss) by the weighted average shares of common stock outstanding during the period. Diluted earnings or (loss) per share are determined by dividing the net earnings or (loss) by the weighted average shares of common stock outstanding plus the dilutive effects of stock options and warrants. Stock options and warrants outstanding of 3,508,980 for the nine months ended September 30, 2005 have been excluded from the above calculation because the effect would be anti-dilutive. There were no common equivalent shares during 2004 or 2003.

Revenue recognition

The Company recognizes revenue upon shipment of products to customers except when products are shipped to customers on consignment. In the latter situation, revenue is recognized when the customers report sales of the products to the Company.

 For the year ended December 31, 2004, two customers accounted for 17% and 10% of net sales. At December 31, 2004, approximately 31% and 12% of accounts receivable are from these two customers. One customer accounted for 17% of sales for the nine months ended September 30, 2005 and two customers accounted for 11% and 12% of sales for the nine months ended September 30, 2004. No other customer accounted for more than 10% of revenues for those periods. Three customers accounted for 14%, 12% and 11% of accounts receivable at September 30, 2005; no other customer accounted for more than 10% of accounts receivable at September 30, 2005.

Cash and cash equivalents

The Company considers all highly liquid debt instruments with original maturity dates of three months or less when purchased to be cash equivalents. At December 31, 2004 there were no cash equivalents.  At September 30, 2005, there was approximately $2,005,000 held in a time deposit account that matures monthly included in cash and cash equivalents.  The Company maintains its cash in bank deposits which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Restricted cash and cash equivalents are collateral for the Company’s line of credit.

Inventory

Inventory consists principally of finished products and is stated at the lower of cost (first-in, first-out) or replacement market.

Allowance for doubtful accounts

The Company’s management reviews receivables on an ongoing basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts.  Trade receivables are written off when deemed uncollectible.  Recoveries of previously written off receivables are recorded when received.  No interest is charged on past due accounts.

An allowance for returns is provided based on an ongoing review of returns and management expectation of returns based on their evaluation of current business conditions. The Company does not have a policy of allowing customers to return products, but may accept returns where the customer concurrently purchases additional products or where the Company considers the likelihood of collection to be remote.

Allowances are adjusted on a quarterly basis based on the above review and analysis.

Costs and expenses

Cost of goods sold consists of the cost of merchandise (principally finished products), freight and duty. The Company does not have significant warehouse costs. Our inventory management, fulfillment and freight out and insurance costs are included in selling, shipping, general and administrative expense.

Property and equipment

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized. Minor replacements, maintenance and repairs are expensed.  Depreciation is provided on the straight-line basis over the estimated useful life (five years) of the related assets.

Intellectual property

The property is stated at cost and was acquired from a related party. It is being amortized over the six-year period of the related agreement.

Income taxes

Through May 20, 2005, the Company’s only operating subsidiary had elected to be taxed under the provisions of Sub-Chapter S of the Internal Revenue Code. Under those provisions, the Company did not pay federal corporate income taxes on its taxable income and incurred a liability for California income taxes at the rate of 1 1/2%. The Company’s stockholders were liable for individual federal and California income taxes on the Company’s taxable income. Since that date, the Company is taxable as a C corporation.

Stock options and warrants

The Company has elected to adopt SFAS 123 (Accounting for Stock-Based Compensation) for disclosure purposes only and applies the provision of APB No.25 for stock based compensation for employees. The Company did not recognize any compensation expense, under either SFAS 123 for non employees or under ABP 25 for employees, related to the issuance of stock options in 2005 (no options were outstanding in 2004), as the amounts are immaterial (unaudited). Had compensation expense for all options granted to employees and directors been recognized in accordance with SFAS 123, the effect on the Company’s net loss would be immaterial.

Recent accounting pronouncements

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs, an amendment of ARB No. 43, Chapter 4. The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company’s overall results of operations or financial position as the Company does not engage in these sorts of transactions.

In December 2004, the FASB issued SFAS No.152, “Accounting for Real Estate Time-Sharing Transactions, an amendment of FASB Statements No. 66 and 67 (SFAS 152)”. The amendments made by Statement 152 amend FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005 with earlier application encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company’s overall results of operations or financial position as the Company does not engage in these sorts of transactions.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment”. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities filing as small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

In December 2004, the FASB issued two Staff Positions, FSP 109-1 “Accounting for Income Taxes” to the tax deduction on Qualified Production Activities Provided by the American Job Creation Act of 2004.” And FSP FAS 109-2 “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision with the American Jobs Creation Act of 2004.” Neither of these pronouncements had a significant effect as the Company does not participate in the related activities.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”      (“SFAS 154”) which replaces Accounting Principles Board Opinions No. 20 “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by the Company in the first quarter of 2006. The Company is currently evaluating the effect that the adoption of SFAS 154 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

In March 2005, the staff of the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”). The interpretations in SAB 107 expresses views of the staff regarding the interaction between SFAS 123 (R) and certain SEC rules and regulations and provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non GAAP financial measures, first-time adoption of SFAS 123 (R) in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123 (R), the modification of employees share options prior to adoption of SFAS 123 (R)  and disclosures in Management’s Discussion and Analysis subsequent to adoption of SFAS 123 (R).

 In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. The Company will adopt FIN 47 beginning the first quarter of fiscal year 2006 and does not believe the adoption will have a material impact on its consolidated financial position or results of operations or cash flows.

In June 2005, the Emerging Issues Task Force, or EITF, reached a consensus on Issue 05-6,       Determining the Amortization Period for Leasehold Improvements, which requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF 05-6 is effective for periods beginning after July 1, 2005. We do not expect the provisions of this consensus to have a material impact on our financial position, results of operations or cash flows.

3.

Property and equipment

Property and equipment consists of:

	December 31, 2004	September 30, 2005 (unaudited)
Machinery and equipment	$13,891	$13,891
Furniture and fixtures	92,318	92,318
Leasehold improvements	52,484	52,484
	158,693	158,693
Accumulated depreciation and amortization	21,194	44,998
	$137,499	$113,695

4.

Line of credit

 To July 2005, the line of credit provided for maximum borrowings based on a percentage of eligible receivables and inventory up to a maximum borrowing of $1,500,000 at December 31, 2004. The loan agreement required, among other things, that the Company maintain tangible net worth of not less than $2,000,000 and to maintain a specified debt to net worth ratio. At December 31, 2004  the Company was in compliance with the requirements.  Borrowings  bore interest at 1% above the bank’s reference rate (6 1/4% at December 31, 2004) were guaranteed by certain of the Company’s stockholders and were collateralized by substantially all assets of the Company. In July 2005, the bank increased the maximum borrowings to $2,000,000 (collateralized by the Company’s time deposit of that amount and removed the above requirements and guarantees and subordinations. The new agreement expires in August 2006 (unaudited). Borrowings bear interest at 8.4% at September 30, 2005

5.

Accounts payable

Of the accounts payable, $2,017,960 at December 31, 2004 was to one vendor for the purchase of molds for the manufacture of the Company’s products.  The terms provided for payment in three years without interest. Interest has been imputed at the rate of 8% a year. In April 2005, the Company settled the debt at a discount and recognized a gain of approximately $981,980 recorded as other income for the nine months ended September 30, 2005 (unaudited).

6.

Common stock

At December 31, 2004, the shares (subscribed for in 2003) were actually issued in January 2005. The subscription for the shares ($30,000) was paid in the nine months ended September 30, 2005 (unaudited).

In August 2005, the Company sold 1,523,980 units at $4.25 per unit in a private placement. The total amount raised, net of selling commissions and expenses, amounted to approximately $5,560,000. Each unit consists of one share of common stock and a warrant to purchase one share of common stock at $7.00 per share at any time until August 12, 2010. In addition, the Company issued 152,398 warrants to affiliates of the placement agent.

The Company filed a registration statement with the Securities and Exchange Commission (“SEC”) with respect to these securities within the specified period from closing of the transaction. Further, the Company is required to file responses to comments from the SEC within specified periods and is required to have the registration effective by December 30, 2005. Significant penalties may be imposed for the Company’s failure to meet these requirements.

7.

Commitments and contingencies

On June 29, 2005, the Company entered into a Fulfillments Agreement. The services provided under the agreement commenced during the quarter ended September 30, 2005. The agreement provides for services to be provided to the Company, consisting of warehousing, inspecting, shipping, billing, collecting and other services. The fulfillment house will be entitled to a commission of 5% on all House of Taylor products sold by its sales people. Further the agreement also provides that the Company be paid a distribution fee for products included in the Company’s line which are manufactured and sold by the fulfillment house. During the quarter ended September 30, 2005 sales of  these products were billed and recorded as revenue by the Company and the amount due to the fulfillment house was recorded as cost of goods sold. The fulfillment house will be entitled to recover from the Company its actual incremental expenses incurred in providing fulfillment services subsequent to January 1, 2006 and will not be entitled to such recovery for services provided prior thereto. The agreement terminates in June 2009. However, the Company may terminate on 90 day’s notice.

The Company leases its office under a lease which provides for minimum annual rent starting at $123,000 a year and increasing 3% a year through March 2009 (total $654,000). A stockholder has guaranteed payments under the lease. Rent expense was approximately $98,000 (2004) and $79,000 (2003).

The Company has employment agreements with three officers providing for aggregate minimum annual compensation of $580,000 through 2012.

The Company has a consulting agreement providing for the payment of $3,000 a month to May 2006.

The Company is the licensee under agreements with affiliates which provide for the payment of royalties on products sold. The licenses are for seven years (renewable under certain circumstances) and provide for minimum royalties over the period of approximately $12,000,000.

8.

Related party transactions

 In connection with the merger in May 2005, the shareholders of Tech Line Jewelry, Inc. received distributions which included a note for $1,365,090 (and collateralized by a security interest in the assets of the subsidiary, subject to the first security interest held by a bank) payable over three years with interest at 8% a year. Further, the shareholders agreed to repurchase any of the accounts receivable at May 20, 2005 which remained outstanding over a specified period. As of September 30, 2005, the note has been reduced approximately $41,000 by accounts receivable so repurchased and other adjustments. The shareholders also loaned the Company $302,396, payable on demand with interest at 8% a year (unaudited), which loan was repaid during the nine months ended September 30, 2005.

At December 31, 2004, the amounts due from stockholders and a related party were due without interest and the amount due to stockholder is payable on demand with interest at 8% a year.

The amount due for purchase of intellectual property is to a major shareholder and is payable in installments through December 31, 2005 (unaudited).

During the nine months ended September 30, 2005, the Company incurred approximately $70,000 of royalty expense to related parties (unaudited).

9.

Options and warrants (unaudited)

 We intend to adopt an incentive and non-statutory stock option plan in the near future. The purpose of the option plan will be to provide participants with an inducement to maintain their status with us and to further advance the interests of House of Taylor Jewelry. We expect to grant options in consideration of matters such as past and potential future contributions. After we adopt the option plan we will seek approval of the adoption from our shareholders.

At September 30, 2005, in addition to the warrants discussed in Note 6, there are outstanding options and warrants for the purchase of common stock as follows:

1,750,000 shares at $1 per share from May 2006 to May 2009

80,000 shares at $1 per share to May 2009

125,000 shares at $3.50 to 2009

25,000 shares at $0.15 to 2010

5,000 shares at $0.15 to 2008

Pro forma information for compensation expense for options granted to employees and directors is not presented because the effect is not material.

3,575,358 Shares

House of Taylor Jewelry, Inc.

Common Stock

PROSPECTUS

______________, 2006

F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other expenses of issuance and distribution

The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

SEC registration fee		$2,461.80
NASD filing fee
Printing costs
Legal fees and expenses
Accounting fees and expenses
Transfer agent fees
Blue sky fees and expenses
Miscellaneous
Total	$

All of the above expenses except the SEC registration fee are estimates. All of the above expenses will be borne by the registrant.

Item 14.  Indemnification of directors and officers

The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or on behalf of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. The Nevada Revised Statutes further provide that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

Our bylaws provide that we will indemnify our directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law.  These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of directors or officers for liabilities arising under the Securities Act is against public policy and, therefore, such indemnification provisions may be unenforceable.

II-ii

The Placement Agent Agreement, attached as Exhibit 1.1 hereto, provides for indemnification of the registrant’s Placement Agent and its officers and directors for certain liabilities, including matters arising under the Securities Act.

Item 15.  Recent sales of unregistered securities

On April 25, 2005, each of Registrant’s then two principal shareholders converted outstanding promissory notes into 810,038 shares of the Registrant’s common stock.

Effective May 20, 2005, Registrant entered into subscription agreements with five accredited investors providing for the purchase and sale of 125,000 units of Registrant’s securities at a price of $4.00 per unit (a “Unit” or “Units” in the plural).  Each Unit consisted of two shares of common stock and one common stock purchase warrant entitling the holder thereof to purchase one share of Registrant’s common stock prior to May 16, 2008 at a strike price per share of $3.50.

Pursuant to the terms of a Convertible Promissory Note dated March 21, 2003 (the “Note”) that Registrant issued to Triton Private Equities Fund, L.P. (“Triton”), Triton converted the Note on May 20, 2005 into 400,000 shares of Registrant’s common stock.  As a result of that conversion, all of the principal and accrued interest of the Note was deemed paid in full and the Note was cancelled.  Prior to February 16, 2005, Triton had been Registrant’s controlling shareholder.

Effective the close of business on May 20, 2005, Registrant entered into an agreement and plan of reorganization (the “Merger Agreement”) by and among Registrant, HOTJ Acquisition Corp., a wholly owned subsidiary of Registrant (“Merger Sub”), and House of Taylor Jewelry, Inc. (“HOTJ”), a California corporation, providing for the merger of Merger Sub with and into HOTJ.  Registrant issued 30,000,000 shares of its common stock to the nine shareholders of HOTJ and Registrant agreed to assume HOTJ’s outstanding options and warrants. Pursuant to the Merger Agreement Registrant was also obligated to issue an additional 3,000,000 shares of its common stock to two principal shareholders of HOTJ if certain conditions were fulfilled and, after fulfillment of those conditions, Registrant issued these additional shares to those two shareholders in June 2005.

On May 20, 2005, Registrant issued 150,000 shares of its common stock to a limited liability company in an unregistered issuance for introduction services provided to Registrant in connection with the Merger Agreement. The issuee represented to Registrant that it (i) is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933), (ii) has the business or financial experience to protect its interests in connection with its investment in Registrant and to evaluate the merits and risks of such investment and (iii) has a net worth and/or annual income which give it the ability to bear the economic risk of its investment in Registrant. Based on the foregoing, Registrant believes that this issuance was made pursuant to an exemption from registration under Section 4(2).

On August 12, 2005, Registrant completed a private placement offering of 1,523,980 Units, each  consisting of one share of its common stock (individually a “Share” and collectively the “Shares”) and one common stock purchase warrant (individually a “Warrant” and collectively the “Warrants”) at a price of $4.25 per Unit for gross proceeds of $6,476,915. The Warrants are exercisable for a period of five years and entitle holders to purchase Shares (the “Warrant Shares”) for $7.00 per Warrant Share. At the closing of this placement, Registrant also issued to

II-iii

seven affiliates of the placement agent five year warrants to purchase 152,398 shares of Registrant’s common stock on the same terms.

The sales and issuances of common stock and warrants to purchase common stock in private placements listed above were made by us in reliance upon the exemptions from registration provided under Section 4(2) and 4(6) of the Securities Act of 1933, as amended, and the standards of Rule 506 of Regulation D, promulgated by the Securities and Exchange Commission under federal securities laws and comparable exemptions for sales to “accredited” investors under state securities laws. The offers and sales were made to accredited investors as defined in Rule 501(a) under the Securities Act, no general solicitation was made by us or any person acting on our behalf; the securities that we sold were subject to transfer restrictions, and the certificates for those shares contained an appropriate legend stating that they had not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

II-iv

Item 16.

Exhibits

 (a)

Exhibits

Number

Exhibit

1.1

Placement Agent Agreement

1.2

Placement Agent Warrant

2.1

Agreement and Plan of Reorganization, dated as of May 20, 2005, by and among Nurescell, Inc., HOTJ Acquisition Corp. and House of Taylor of Jewelry, Inc. (1)

2.2

Promissory Note Payable by Tech Line Jewelry, Inc. to Rachel Abramov, As Trustee Of The Raphael Abramov And Rachel Abramov Family Trust, Dated As Of July 31, 1999, Jack Abramov And Monty Abramov

2.3

Security Agreement

3.1

Articles of Incorporation, as amended (4)

3.2

Certificate of Amendment to Articles of Incorporation (5)

3.3

Certificate of Amendment to Articles of Incorporation (6)

3.4

By-laws of the registrant (4)

3.5

Code of Business Conduct and Ethics

4.1

Form of Warrant Agreement (May 2005) (1)

4.2

Registration Rights Agreement (May 2005) (1)

4.3

Securities Purchase Agreement (August 2005) (2)

4.4

Form of Warrant Agreement (August 2005) (2)

4.5

Registration Rights Agreement (August 2005) (2)

4.6

Form of Lock-up/Leak-out Agreement

5.1

Opinion of Resch Polster Alpert & Berger LLP

10.1

Employment Agreement - Jack Abramov (2)

10.2

Employment Agreement - Monty Abramov (2)

10.3

Employment Agreement - Rachel Abramov (2)

10.4

Promissory Note and Loan Agreement - Bank Leumi USA dated August 2005 (7)

10.5

License Agreement between House of Taylor Jewelry, Inc and Interplanet Productions, Ltd. dated May 18, 2005

10.6

License Agreement between House of Taylor Jewelry, Inc and Sandbox Jewelry, LLC dated May 18, 2005

10.7

House of Taylor Jewelry, Inc./Baguette World Fulfillments Agreement (3)

10.8

Lease – Suite 425, 9200 Sunset Boulevard, West Hollywood, California 90067 (7)

21.1

List of Subsidiaries

23.1

Consent of Stonefield Josephson, Inc.

23.3

Consent of Resch Polster Alpert & Berger LLP (contained in Exhibit 5.1)

________________

(1)

Incorporated by reference from Form 8-K file with the SEC on August 17, 2005.

(2)

Incorporated by reference from Form 8-K file with the SEC on May 26, 2005.

(3)

Incorporated by reference from Form 8-K file with the SEC on July 13, 2005.

(4)

Incorporated by reference from Nurescell’s Registration Statement on Form 10K-SB (File No. 0-25377).

II-v

(5)

Incorporated by reference from Form 8-K file with the SEC on February 24, 2004.

(6)

Incorporated by reference from Form 8-K file with the SEC on May 13, 2005.

(7)

To be filed by amendment.

(b)

Financial Statement Schedules - schedules have been omitted because they are not required, they are not applicable or the information is already included in the financial statements or notes thereto.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

4.

 The undersigned registrant hereby undertakes to provide to our underwriter at the closing specified in the underwriting agreements certificates in such

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denominations and registered in such names as required by our underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it authorized this registration statement on Form SB-2 to be signed on its behalf by the undersigned, in the city of Los Angeles, California on this 30th day of December 2005.

House of Taylor Jewelry, Inc.
By	/s/ Jack Abramov
Jack Abramov
Chief Executive Officer

In accordance with the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant, in the capacities indicated on December 30, 2005.

Signature	Title
/s/ Jack Abramov	Chief Executive Officer and President, Director (principal executive officer)
Jack Abramov
/s/ Pauline Schneider	Chief Financial Officer, Director (principal financial and accounting officer)
Pauline Schneider
/s/ Monty Abramov	Vice President and Secretary, Director
Monty Abramov
/s/ Peter Mainstain*	Director
Peter Mainstain
/s/ Frank M. Devine*	Director
Frank M. Devine
/s/ Dr. Larry Chimerine*	Director
Dr. Larry Chimerine

* Executed by Jack Abramov, as attorney-in-fact

8

EXHIBIT INDEX

Number

Exhibit

1.1

Placement Agent Agreement

1.2

Placement Agent Warrant

2.1

Agreement and Plan of Reorganization, dated as of May 20, 2005, by and among Nurescell, Inc., HOTJ Acquisition Corp. and House of Taylor of Jewelry, Inc.

2.2

Promissory Note Payable by Tech Line Jewelry, Inc. to Rachel Abramov, As Trustee Of The Raphael Abramov And Rachel Abramov Family Trust, Dated As Of July 31, 1999, Jack Abramov And Monty Abramov

2.3

Security Agreement

3.1

Articles of Incorporation, as amended

3.2

Certificate of Amendment to Articles of Incorporation

3.3

Certificate of Amendment to Articles of Incorporation

3.4

By-laws of the registrant

3.5

Code of Business Conduct and Ethics

4.1

Form of Warrant Agreement (May 2005)

4.2

Registration Rights Agreement (May 2005)

4.3

Securities Purchase Agreement (August 2005)

4.4

Form of Warrant Agreement (August 2005)

4.5

Registration Rights Agreement (August 2005)

4.6

Form of Lock-up/Leak-out Agreement

5.1

Opinion of Resch Polster Alpert & Berger LLP

10.1

Employment Agreement - Jack Abramov

10.2

Employment Agreement - Monty Abramov

10.3

Employment Agreement - Rachel Abramov

10.4

Promissory Note and Loan Agreement - Bank Leumi USA dated August 2005

10.5

License Agreement between House of Taylor Jewelry, Inc and Interplanet Productions, Ltd. dated May 18, 2005

10.6

License Agreement between House of Taylor Jewelry, Inc and Sandbox Jewelry, LLC dated May 18, 2005

10.7

House of Taylor Jewelry, Inc./Baguette World Fulfillments Agreement

10.8

Lease – Suite 425, 9200 Sunset Boulevard, West Hollywood, California 90067

21.1

List of Subsidiaries

23.1

Consent of Stonefield Josephson, Inc.

23.3

Consent of Resch Polster Alpert & Berger LLP (contained in Exhibit 5.1)

9